SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Tidewater Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

June 17, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Tidewater Inc. to be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 22, 2010 at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. During the meeting, we will also report on the operations of the company. Our directors and officers will be present to respond to any questions that you may have.

You are requested to vote by proxy as promptly as possible. You may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. You may vote by telephone or online using the instructions on the proxy card. If you attend the meeting, which we hope that you will, you may vote in person even if you previously voted by proxy.

Sincerely,

DEAN E. TAYLOR

Chairman, President and Chief Executive Officer

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

If you plan to attend the meeting in person, please bring the following:

1.	proper identification (preferably a driver’s license); and

2.	acceptable proof of ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks, or other institutions.

Acceptable proof of ownership is a letter from your broker, bank, or other nominee stating that you were the beneficial owner of our stock on the record date or an account statement showing that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has followed the procedures outlined above.

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of the Stockholders of Tidewater Inc. will be held in the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 22, 2010, at 10:00 a.m., Central Time, to vote upon the following matters:

•	the election of 12 directors for a term of one year;

•	ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and

•	such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on May 28, 2010 are entitled to notice of and to vote at the 2010 annual meeting.

Your vote is important. If you are unable to attend in person and wish to have your shares voted, please complete, date, and sign the enclosed proxy card, and return it in the accompanying envelope as promptly as possible. Alternatively, you may vote by telephone or online as explained on the enclosed proxy card. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2010 annual meeting, by delivering timely a proxy bearing a later date, or by voting in person at the meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

New Orleans, Louisiana

June 17, 2010

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF OUR

PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDER MEETING ON JULY 22, 2010.

This proxy statement and our 2010 annual report

are available at www.edocumentview.com/TDW

TIDEWATER INC.

601 Poydras Street, Suite 1900

New Orleans, Louisiana 70130

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?

A:	Our board of directors (our “board”) is soliciting your proxy to vote at our 2010 annual meeting because you owned shares of our common stock at the close of business on May 28, 2010, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to our stockholders and will be available online at www.edocumentview.com/TDW beginning June 17, 2010. This proxy statement summarizes information you need to vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	On what matters will I vote?

A:	At the annual meeting, our stockholders will be asked to elect 12 directors for a one-year term, to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2011, and to consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, on July 22, 2010, at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board is soliciting the proxy that you are entitled to vote at our 2010 annual meeting of stockholders. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares at our annual meeting in accordance with your instructions.

Q:	How many votes may I cast?

A:	You may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, you may cast one vote for every share of our common stock that you owned on the record date for each director nominee.

Q:	How many votes can be cast by all stockholders?

A:	On the record date, we had 51,859,266 shares of common stock outstanding, all of which were entitled to one vote per share.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of stock entitled to vote constitutes a quorum. On the record date, 25,929,634 shares constituted a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent these proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name” and the proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	What vote is required to approve each item?

A:	Election of Directors. Under our bylaws, our directors are elected by a plurality of the votes cast by holders of common stock present in person or represented by proxy and entitled to vote at the annual meeting. This means that those director nominees who receive the highest number of votes for the available director seats are elected to our board. You may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Only votes “FOR” are counted in determining the number of votes cast in favor of a director nominee. If you hold your shares in street name and do not give voting instructions to your broker, bank, or nominee, they cannot vote your shares with respect to the election of directors. Abstentions and withheld votes have no effect on the plurality vote for the election of directors.

Although our directors are elected by plurality vote, our board has adopted a majority voting policy that provides that any nominee for director who receives a greater number of “WITHHELD” votes than “FOR” votes in an uncontested election is required to tender his or her resignation for consideration by our board’s nominating and corporate governance committee. We have provided more information about our majority voting policy in this proxy statement under the heading “Election of Directors—Majority Voting Policy.”

Ratification of Independent Registered Public Accounting Firm.    The proposal to ratify our board’s selection of Deloitte & Touche as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you hold your shares in street name and do not give voting instructions to your broker, bank, or nominee, they will be entitled to vote your shares with respect to the ratification of the selection of our independent registered public accounting firm. Abstentions will count as a vote against the ratification of the selection of our independent registered public accounting firm.

Any Other Matters.    All other matters that properly come before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction card:    If your shares are registered in your name, you may vote by completing, signing, and dating the proxy card and then returning it in the enclosed prepaid envelope. If your shares are held in street name by a broker, bank, or other nominee, you should have been provided with a voting instruction card that will provide you with the voting procedures you will need to follow to cast your vote.

•

By telephone or the Internet:    If your shares are registered in your name, you may vote by telephone by calling 1-800-652-8683 or online at www.envisionreports.com/TDW by following the instructions at that site. The availability of telephone and online voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person to act as your representative at the meeting. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted at the meeting by giving a written revocation notice to our Secretary, by delivering another proxy by the voting deadline, or by voting in person at the meeting.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal as to which your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm, but do not have discretionary authority to vote without instructions from beneficial owners on the election of directors.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.

If you do not vote shares registered in your name, your shares will not be voted. However, the Company may vote your shares if you have returned a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).

Q:	What happens if I return a proxy card without voting instructions?

A:	If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify.

If you are a stockholder of record and return a blank or incomplete proxy card without voting instructions, your shares will be voted (i) FOR the director nominees and (ii) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2011.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to those items over which it has discretionary authority to vote, as discussed above.

Q:	Who pays for soliciting proxies?

A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies for the 2010 annual meeting at an estimated fee of $7,000. Our directors, officers, and employees may request the return of proxies by mail, telephone, Internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting material to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	How can I find out the voting results?

A:	We will announce preliminary voting results at the annual meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will also be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address and stock ownership of each person known by us to own beneficially more than 5% of our common stock as of May 14, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	5,643,087	(2)	10.88%
40 East 52nd Street
New York, New York 10022

LSV Asset Management	2,622,351	(3)	5.06%
1 North Wacker Drive
Suite 4000
Chicago, Illinois 60606

(1)	Based on 51,858,527 shares of common stock outstanding on May 14, 2010.
(2)	Based on a Schedule 13G filed on January 8, 2010 with the SEC by BlackRock, Inc., which has sole voting and investment power over all shares reported.
(3)	Based on a Schedule 13G filed on February 11, 2010 with the SEC by LSV Asset Management, which has sole voting and investment power over all shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of May 14, 2010, by each director, by each executive officer named in the Summary Compensation Table (“Named Executive Officer” or “NEO”), and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class of Common Stock(1)	Tidewater Inc. Deferred Stock Units(2)
Directors and Director Nominees
Dean E. Taylor	506,116	(3)(4)	*	—
M. Jay Allison	—		*	7,717
James C. Day	—		*	5,961
Richard T. du Moulin	24,100	(5)(6)	*	8,571
Morris E. Foster(7)	—		*	—
J. Wayne Leonard	15,000	(5)	*	8,571
Jon C. Madonna	7,100	(5)	*	8,571
Joseph H. Netherland	4,000		*	3,166
Richard A. Pattarozzi	22,500	(5)	*	8,571
Nicholas J. Sutton	—		*	8,029
Cindy B. Taylor	—		*	5,200
Jack E. Thompson	7,500	(5)	*	8,571
Named Executive Officers(8)
Quinn P. Fanning	47,264	(3)	*	—
Jeffrey M. Platt	105,334	(3)(9)	*	—
Stephen W. Dick	110,191	(3)	*	—
Bruce D. Lundstrom	72,000	(3)	*	—
All directors and executive officers as a group (16 persons)	1,006,356	(10)	1.94%	72,928

*	Less than 1.0%.
(1)	Calculated on the basis of 51,858,527 shares of common stock outstanding at May 14, 2010, and includes for each person and group the number of shares the person or group has the right to acquire within 60 days of May 14, 2010.
(2)	As part of his or her compensation, each non-management director receives an annual grant of deferred stock units with a value equal to $100,000 on March 31 of the year of issuance under the Directors Deferred Stock Units Plan.

(3)	The total number of shares shown as beneficially owned by each named executive officer includes the following:

Named Executive Officer	Shares Acquirable within 60 days upon Exercise of Stock Options	Shares Attributable to the NEO’s Account under our 401(k) Plan	Shares of Restricted Stock as to which the NEO Has Sole Voting Power but No Investment Power
Mr. Taylor	364,424	4,093	100,069
Mr. Fanning	17,243	317	29,704
Mr. Platt	46,142	1,032	39,114
Mr. Dick	50,298	142	35,764
Mr. Lundstrom	31,116	407	34,641

(4)	Includes 2,877 shares owned by Mr. Taylor’s children, as to which he disclaims beneficial ownership.
(5)	Includes shares that may be acquired within 60 days upon exercise of non-management director stock options, as follows: Mr. du Moulin, 15,000; Mr. Leonard, 15,000; Mr. Madonna, 5,000; Mr. Pattarozzi, 22,500; and Mr. Thompson, 5,000.
(6)	Includes 1,100 shares owned by Mr. du Moulin’s children, as to which he disclaims beneficial ownership.
(7)	Mr. Foster, who is not currently a director of Tidewater, has been nominated for election as director at the 2010 annual meeting.
(8)	Information regarding shares beneficially owned by Dean E. Taylor, who is a named executive officer in addition to Messrs. Fanning, Platt, Dick, and Lundstrom, appears immediately above under the caption “Directors and Director Nominees.”
(9)	Includes 708 shares acquired in a previous employer’s 401(k) plan.
(10)	Includes 610,182 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options; 3,977 shares for which directors and executive officers reported indirect ownership and disclaim beneficial ownership; and 8,974 shares attributable to such persons’ accounts in our 401(k) Savings Plan.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our directors are elected annually. Upon the recommendation of our nominating and corporate governance committee, our board has nominated 12 individuals to serve as director, including each of our 11 current board members. Each director elected at the 2010 annual meeting will serve a one-year term beginning at the annual meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all of these director nominees at the annual meeting, our board will increase in size from 11 to 12 directors.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If any nominee is no longer a candidate at the time of the annual meeting, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our board. Our board has no information or reason to believe that any nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than 12 nominees.

Majority Voting Policy.    Our board has adopted a majority voting policy as a part of its Corporate Governance Policy. Under this policy, any director who is standing for re-election in an uncontested election and who ultimately receives a greater number of “WITHHELD” votes than “FOR” votes must tender his or her resignation following certification of the stockholder vote. Our board’s nominating and corporate governance committee is required to promptly consider the tendered resignation and recommend to our board whether to accept the tendered resignation. Our board is required to act on the committee’s recommendation within 90 days following certification of the stockholder vote. We would then promptly and publicly disclose the board’s decision-making process and final decision in a current report on Form 8-K filed with the Securities and Exchange Commission. A copy of our Corporate Governance Policy, which includes our majority voting policy, may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.”

Our board of directors recommends that you vote “FOR” each of the following 12 nominees: M. Jay Allison, James C. Day, Richard T. du Moulin, Morris E. Foster, J. Wayne Leonard, Jon C. Madonna, Joseph H. Netherland, Richard A. Pattarozzi, Nicholas J. Sutton, Cindy B. Taylor, Dean E. Taylor, and Jack E. Thompson.

Biographic information for each director nominee is detailed below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the committee and our board to determine that he or she should serve as a director for our company.

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
M. Jay Allison, 54

M. Jay Allison is the President, Chief Executive Officer, and Chairman of the board of directors of Comstock Resources, Inc., a publicly-traded independent energy company specializing in oil and gas acquisitions, exploration, and development. He first joined Comstock Resources in 1987 as its Vice President, Secretary, and Director, was appointed President and Chief Executive Officer in 1988, and was elected the company’s Chairman in 1997.

Mr. Allison holds B.B.A., M.S., and J.D. degrees from Baylor University. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois

2006

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

d’Arc Energy, Inc., an independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico, from its formation in 2004 until its merger with Stone Energy Corporation in August 2008.

Mr. Allison served on the Board of Regents for Baylor University for nine years. He currently serves on the Advisory Board of the Salvation Army in Dallas, Texas and is the Chairman of the board of the Legacy Christian Academy in Frisco, Texas. Recently, Mr. Allison was awarded the Ernst & Young Entrepreneur Of The Year® 2009 Award in the Energy, Chemicals and Mining category.

Mr. Allison brings over 23 years of executive management and public company board experience to our board. In addition, his legal background, his considerable industry experience, and his experience with mergers and acquisitions make Mr. Allison a valuable member of our board.

James C. Day, 67

James C. Day is the retired Chairman of the Board and former Chief Executive Officer and President of Noble Corporation, one of the world’s largest offshore drilling companies. He served as Chairman of the board of directors of Noble from 1992 to 2007, as its Chief Executive Officer from 1984 to 2006, and as President from 1984 to 1999 and again from 2003 to 2006.

Mr. Day began his career at Noble after his graduation from Phillips University with a Bachelor of Science degree in Business Administration. In 2007, he was awarded an Honorary Degree of Doctor of Humane Letters from the University of Oklahoma. From 1993 to 2006, Mr. Day served as a director for Global Industries, Ltd., a publicly-traded provider of offshore marine construction services. He is a former chairman of the International Association of Drilling Contractors and the National Ocean Industries Association.

Mr. Day currently serves as a director of ONEOK, Inc., the general partner of one of largest publicly-traded master limited partnerships and among the largest natural gas distributors in the world, and EOG Resources, Inc., an independent oil and gas company with reserves in the United States as well as in Canada, Trinidad, the United Kingdom, and China. He is an honorary director of the American Petroleum Institute, which awarded him the Gold Medal for Distinguished Achievement, the Institute’s highest award. In addition, Mr. Day is a trustee of The Samuel Roberts Noble Foundation, Inc., and is founder, director, and President of The James C. and Teresa K. Day Foundation. He serves on the boards of numerous other civic, business, and not-for-profit organizations.

Mr. Day brings to the board a broad base of knowledge in various segments of the energy sector—from exploration to drilling to delivery and distribution. His extensive management and operational expertise in the oil and gas industry and his public company board service contribute greatly to the board’s skillset. The board also

2007

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
benefits from the perspective Mr. Day gained during his tenure at the helm of a large, publicly-traded company with an international footprint.

Richard T. du Moulin, 63

Richard T. du Moulin currently serves as the President of Intrepid Shipping LLC, a position he has held since the company was founded in 2002.

After graduating from Dartmouth College, Mr. du Moulin served in the U.S. Navy from 1969 to 1972. In 1974, he received an MBA from Harvard Business School and began his career at OMI Corporation. During his 15 years with OMI, he served as Executive Vice President, Chief Operating Officer, and as a member of the company’s board of directors. He left OMI in 1989 to start his own company, Intrepid Shipping. That same year, he led a group of partners in a buy-out of Marine Transport Lines (MTL), the oldest transportation company in America, after which Intrepid took on the name of MTL. The company later went public and became Marine Transport Corporation (MTC), and Mr. du Moulin served as its Chairman and Chief Executive Officer from 1998 to 2002. After the acquisition of several competitors, Mr. du Moulin and partners sold MTC to Crowley Maritime in 2000, paving the way for him to re-establish Intrepid Shipping in 2002. Mr. du Moulin served as Chairman of Intertanko, the leading trade organization for the tanker industry, from 1996 to 1999. Mr. du Moulin is a recipient of the U.S. Coast Guard’s Distinguished Service Medal and the shipping industry’s highest honors, the Commodore Award and the AOTAS (Admiral of the Ocean Seas).

Mr. du Moulin is currently a director of Teekay Tankers Ltd., a publicly-traded affiliate of Teekay Corporation, the world’s largest owner/operator of medium-sized crude oil tankers, and Globe Wireless, Inc., a leading provider of maritime communications and information technology solutions. Mr. du Moulin has served on the board of the American Bureau of Shipping and is a trustee of the National Maritime Historical Society. In addition, Mr. du Moulin is a member of the Board of Trustees and Vice Chairman of the Seamens Church Institute of New York and New Jersey.

Mr. du Moulin has considerable executive management, business development, and merger and acquisition experience. His expertise in many aspects of the maritime industry adds significant value to the board’s knowledge base.

2003

Morris E. Foster, 67	Morris E. Foster retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group. Mr. Foster currently serves as Chairman of Stagecoach/Mill Creek Resort, a destination resort in Salado, Texas, and as Chairman of the Board of Regents of Texas A&M University.	Not currently a Tidewater director

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Foster joined Exxon in 1965 after his graduation from Texas A&M University with a Bachelor of Science in mechanical engineering. He served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA. In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation.

Mr. Foster was inducted into Texas A&M University’s Academy of Distinguished Graduates in 1993. Mr. Foster currently serves on the boards of Scott & White Medical Institute, United Way of the Texas Gulf Coast, Greater Houston Partnership, and First State Bank of Temple Texas. He is a member of the American Petroleum Institute, the Society of Petroleum Engineers, and the Texas Oil & Gas Association.

Mr. Foster has extensive executive management experience in both the development and production segments of the oil and gas industry which we serve. He would bring a sophisticated working knowledge of the intricacies of international operations to our board. In addition, Mr. Foster’s considerable practical experience in operational matters following a merger would provide valuable perspective to our board’s evaluation of corporate opportunities.

J. Wayne Leonard, 59

J. Wayne Leonard is the Chief Executive Officer and Chairman of the board of directors of Entergy Corporation, a Fortune 500 integrated energy company engaged primarily in electric power production and retail distribution operations. Mr. Leonard has over 37 years of experience in the energy and power sector. He was appointed Chief Executive Officer of Entergy in 1999 and elected Chairman in 2006.

Mr. Leonard earned a degree in Accounting and Political Science from Ball State University and an MBA from Indiana University. He is a certified public accountant.

Mr. Leonard has been recognized as one of the top CEOs in the power industry. He received the Platts Global Energy Award of Global Energy CEO of the Year in 2003, having been a finalist for that award for an unprecedented nine consecutive years (2001-2009). Mr. Leonard was named Institutional Investor’s Best CEO (energy/electric utilities) in 2010 and in 2004, and was one of the top four nominees for that award in every year during that period.

Mr. Leonard is currently a director of the Edison Electric Institute, the association of shareholder-owned electric companies. He also

2003

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

serves as a trustee of United Way of Greater New Orleans and of the National D-Day Museum Foundation, as well as serving on the boards of various other civic and charitable organizations.

Mr. Leonard has considerable leadership experience in the energy sector, and has widely been recognized as a leader in corporate governance. As a certified public accountant, Mr. Leonard has a sophisticated understanding of financial and accounting matters.

Jon C. Madonna, 67

Jon C. Madonna retired as Chairman and Chief Executive Officer of KPMG Peat Marwick, an international consulting and accounting firm, in 1996, having spent 28 years in various management positions with that company. More recently, he served as President of DigitalThink, Inc., an electronic learning enterprise solutions company, from 2001 to 2002 and as Chairman from 2002 until the company was acquired by Convergys in 2004.

Between his tenures at KPMG Peat Marwick and DigitalThink, Mr. Madonna held executive positions at Carlson Wagonlit Travel and the Travelers Group. He has previously served on the board of Albertson’s, Inc., Visa U.S.A. Inc., Jazz Technologies, Inc., and Phelps Dodge Corporation. Mr. Madonna holds a Bachelor of Science in Accounting from the University of San Francisco.

Mr. Madonna currently serves as a member of the boards of directors of AT&T Corporation and Freeport-McMoRan Copper & Gold Inc., a publicly-traded copper mining company.

Mr. Madonna brings a strong finance and accounting background to our board. His prior executive management and public board service deepens the board’s knowledge base. Mr. Madonna’s background includes considerable experience in business development and mergers and acquisitions. As a director for other international public companies, Mr. Madonna also provides cross-border experience.

1999

Joseph H. Netherland, 63

Joseph H. Netherland retired as Chairman of the Board of FMC Technologies, Inc., an oil and gas equipment services company, in 2008, although he continues to serve as a member of its board. Mr. Netherland began his career with the Petroleum Equipment Group of FMC Corporation in 1985, and was appointed to the board of FMC Corporation in 1998. He served as an executive and director of FMC Corporation until 2001, when Mr. Netherland was appointed President and Chief Executive Officer of FMC Technologies in connection with its spin-off as a separate, publicly-traded entity.

He holds a degree in industrial engineering from the Georgia Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.

Mr. Netherland is also a member of the boards of Newfield Exploration Company, a publicly-traded, independent exploration and production company, the American Petroleum Institute, and the

2008

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Petroleum Equipment Suppliers Association. He serves on the Advisory Board of the Department of Engineering at Texas A&M University.

Mr. Netherland brings to our board extensive oilfield service sector industry experience and regulatory knowledge. Mr. Netherland has considerable experience dealing with the complexities of international operations. In addition, his experience dealing with mergers and acquisitions enhances our board’s ability to evaluate corporate opportunities.

Richard A. Pattarozzi, 66

Richard A. Pattarozzi retired as Vice President of Shell Oil Company in 2000, having joined the Shell family of companies in 1966. He served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999.

Mr. Pattarozzi previously served on the boards of Superior Energy Services, Inc., a leading provider of specialized oilfield services and equipment, and Transocean Inc., the former parent holding company and now a wholly-owned subsidiary of Transocean Ltd., the world’s largest offshore drilling contractor. He is the past Chairman of the Board of Trustees of the Offshore Energy Center. Mr. Pattarozzi received a B.S. in Engineering from the University of Illinois.

Mr. Pattarozzi is a member of the boards of FMC Technologies, Inc., Global Industries, Ltd., and serves as the non-executive Chairman of the Board of Stone Energy Corporation, a publicly-traded independent oil and natural gas exploration and production company. Mr. Pattarozzi also currently serves as the secretary of the board of trustees of the National World War II Museum, Inc. in New Orleans and as a trustee of the United Way of Greater New Orleans, having previously served as the latter board’s chairman.

Mr. Pattarozzi has considerable board and senior management experience. His years of working with publicly-traded, multinational companies deepens our board’s ability to understand and respond to the opportunities and challenges our company faces. In addition, Mr. Pattarozzi’s extensive experience in the oil and gas industry has enabled him to gain a thorough grasp of health, safety, and regulatory matters that affect our company.

2001

Nicholas J. Sutton, 65

Nicholas J. Sutton has served as the Chairman and Chief Executive Officer of Resolute Energy Corporation, a publicly-traded company engaged in the acquisition, development and production of domestic oil and gas, since the company’s founding in 2004.

Mr. Sutton was co-founder, Chairman, and Chief Executive Officer of HS Resources, Inc. from 1978 until late 2001, when Kerr-McGee Corporation acquired the company. Mr. Sutton served on the board of Kerr-McGee from 2001 until he founded Resolute in 2004. Mr. Sutton has also served on the boards of the Colorado Oil & Gas Association and the San Francisco Bay Area YMCA.

2006

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Sutton earned his law degree from the University of California-Hastings College of Law and his engineering undergraduate degree from Iowa State University. He is a Graduate of Harvard Business School’s Executive Education OPM Program. Before founding HS Resources, Mr. Sutton served as a law clerk to the Chief Justice of the California Supreme Court and practiced law with the San Francisco firm of Pillsbury, Madison & Sutro. Mr. Sutton is a member of the board of the St. Francis Memorial Hospital Foundation. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists.

Mr. Sutton brings to the board a deep understanding of our company’s regulatory and legal challenges. His experience founding new businesses provides an entrepreneurial viewpoint and his successful completion of mergers and acquisitions contributes to the board’s ability to evaluate these opportunities.

Cindy B. Taylor, 48

Cindy B. Taylor has served as President, Chief Executive Officer, and a director of Oil States International, Inc., a publicly-traded, diversified solutions provider for the oil and gas industry, since 2007. Ms. Taylor first joined Oil States in 2000 as Senior Vice President— Chief Financial Officer and Treasurer, serving as the company’s President and Chief Operating Officer from 2006 until 2007.

Ms. Taylor began her career in 1984 with Ernst & Young, LLP, a public accounting firm, and held various management positions with that firm until 1992. Ms. Taylor was Vice President—Controller of Cliffs Drilling Company from 1992 to 1999 and Chief Financial Officer of LE Simmons & Associates, Inc. from 1999 to 2000. She holds a B.B.A. degree in Accounting from Texas A&M University and is a Certified Public Accountant in the state of Texas.

Ms. Taylor previously served as a director of Global Industries, Ltd. and Boots & Coots International Well Control, Inc., a well control and emergency response company.

Ms. Taylor brings to our board a wealth of financial and accounting experience, and is one of three audit committee financial experts as confirmed by our board. Not only does Ms. Taylor bring a broad spectrum of management experience to the board—as a former chief financial officer, a former chief operating officer, and a current chief executive officer—but she also has a considerable depth of knowledge in each role. Her experience leading a diversified oilfield services company in international transactions enhances our board’s ability to critically evaluate and act upon international opportunities.

2008

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Dean E. Taylor, 61

Dean E. Taylor is our President, Chief Executive Officer, and Chairman of our board of directors. Mr. Taylor began his career with Tidewater in 1978 as an assistant manager with the company’s Gulf of Mexico operations. He was promoted to General Manager of our business activities in Italy in 1979, to General Manager of our Brazilian business activities in 1981, and to General Manager of our operations in the Middle East and India in 1985. Mr. Taylor also served as General Manager of Tidewater’s Mexican operations beginning in 1986, and in 1994, his responsibilities were expanded to cover both Mexico and Venezuela. He was first promoted to corporate Vice President in 1993. Mr. Taylor was appointed President and a director in 2001, Chief Executive Officer in 2002, and was elected to the chairmanship in 2003.

Prior to his employment with Tidewater, Mr. Taylor served seven years of active duty as a U.S. Naval Officer, with duty aboard a Navy destroyer and a U.S. Coast Guard cutter. He also served as a staff Officer for the Commander, U.S. Sixth

Fleet. He received a B.A. in English from Tulane University and an MSBA from Boston University. In 2000, he completed the Harvard Advanced Management Program.

Mr. Taylor also serves as a director of Whitney Holding Corporation, a publicly-traded bank holding company headquartered in New Orleans, and the American Bureau of Shipping.

Mr. Taylor has proven himself to be an effective leader of our board, with considerable in-depth knowledge of all facets of our company’s diverse operations. Mr. Taylor’s emphasis on safe operations has led to a very impressive safety record, which places our company at the top of the industry. In addition, the maintenance of a strong balance sheet under his watch has enabled our company to weather the credit crisis and to be well positioned for expansion, acquisitions, or other opportunities requiring the use of liquidity or leverage. Mr. Taylor’s long tenure with our company has enabled him to develop and maintain strong relationships with our clients.

2001

Jack E. Thompson, 60

Jack E. Thompson has been employed as an independent management consultant since 2001. An engineer with over 30 years of experience in mining and mine management, Mr. Thompson served as Chairman and Chief Executive Officer of Homestake Mining Company, a publicly-traded gold mining company, from 1994 until it became a subsidiary of Barrick Gold Corporation in 2001. Mr. Thompson then served as Vice Chairman of Barrick, one of the largest pure gold mining operations in the world, until 2005.

Mr. Thompson holds a Bachelor of Science degree in Mining and Engineering from the University of Arizona and an Honorary Doctorate in Mining Management from the South Dakota School of Mines.

2005

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Thompson has previously served on the boards of directors of Rinker Group Ltd., a publicly-traded, Australian-based multinational building products company acquired by CEMEX in 2007, and Stillwater Mining Company, a publicly-traded mining company primarily engaged in the development, extraction, processing, smelting, refining, and marketing of palladium, platinum, and associated metals in Montana. Mr. Thompson has also served as a director of Phelps Dodge Corporation, a publicly-traded copper mining company which was acquired by Freeport-McMoRan Copper & Gold Inc. in 2007; and Centerra Gold, Inc., a gold mining company that is the largest Western-based gold producer in Central Asia and the former Soviet Union. In addition, he has previously served as a member of the Advisory Board of Resource Capital Funds, LLP. Mr. Thompson has taught seminars and classes on corporate governance and management at the University of Arizona, Golden Gate University, and the University of California at Davis.

Mr. Thompson currently is a director of Molycorp Minerals, LLC, a privately-owned integrated rare earth products and technology company; Anglo American plc, a U.K. company which is one of the world’s largest diversified mining groups; and Century Aluminum Co., a publicly-traded producer of primary aluminum. Mr. Thompson is a member of the Industry Advisory Council for the College of Engineering and the Mining Engineering and Geological Department Advisory Council, both at the University of Arizona. He also serves as Vice Chairman of the board of the John Muir Health Foundation, the fundraising side of a three hospital non-profit group in Contra Costa County, California.

Born in Cuba and now a naturalized U.S. citizen, Mr. Thompson’s Hispanic background and Spanish language skills bring a welcomed diversity of perspective to our board. While many of our director nominees have backgrounds in the oil and gas industry, Mr. Thompson brings a unique perspective as a mining engineer and independent management experience in a similar extractive industry. His considerable experience with the corporate governance issues faced by multinational companies is also a valuable asset to our board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” EACH OF THE TWELVE NOMINEES FOR DIRECTOR LISTED ABOVE.

Director Nominating Process and Considerations.    The nominating and corporate governance committee is responsible for reviewing and evaluating with our board of directors the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our board. Under our Corporate Governance Policy and the rules of the New York Stock Exchange, a majority of our directors must be independent. Our board has determined that with the exception of Mr. Taylor, who serves as our Chief Executive Officer, each of our director-nominees meets the New York Stock Exchange’s definition of “independence” (discussed in greater detail below under “Board of Directors—Director Independence”).

In considering the composition of our board of directors as a whole, the committee and the board consider the skills and experiences of each candidate to ensure that those specific talents, skills, and other characteristics needed to maintain our board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience to make a significant contribution. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall value of the board.

The committee and our board have not adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skills set of the then-current members of the board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our board have individual directors who possess skills in such broad areas as:

•	strategic planning and business development;

•	mergers and acquisitions;

•	legal and regulatory compliance;

•	finance and accounting matters;

•	industry experience and knowledge—particularly in the oil services and maritime sectors;

•	demonstrated leadership of large, complex organizations;

•	public board service; and

•	international business.

Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

This year, the committee reviewed the qualifications of each of our 11 current directors and unanimously recommended each director for an additional one-year term. Upon the recommendation of our chief executive officer, the committee considered another candidate, Morris E. Foster, and voted unanimously to add him as a twelfth candidate. Subsequently, our board unanimously approved this slate of 12 director nominees to be submitted for election by our stockholders at the annual meeting.

Consideration of Candidates Recommended by Stockholders.    Our bylaws provide that a stockholder of our company entitled to vote for the election of directors may nominate candidates for election to our board at our annual meeting of stockholders by complying with the required notice procedures, as described in greater detail below. The nominating and corporate governance committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.

No director candidates were recommended by stockholders in time for consideration at the 2010 annual meeting. To be timely for our 2011 annual meeting, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than April 13, 2011 and no later than May 8, 2011. However, if the 2011 annual meeting is set for a date more than 30 days before or after July 22, 2011, a stockholder’s notice, in order to be timely, must be received by the close of business on the later of 90 days prior to the date of the annual meeting or the tenth day following the day on which the meeting date was publicly announced.

Nominee recommendations are required to set forth, among other things, specified information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.”

CORPORATE GOVERNANCE

Our board of directors and management have adopted corporate governance practices designed to aid in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Policy.    Our board has adopted a Corporate Governance Policy, which, in conjunction with our certificate of incorporation, bylaws, and board committee charters, forms the framework for the governance of our company. The nominating and corporate governance committee is charged with reviewing the Corporate Governance Policy annually to assess the continued appropriateness of the guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the full board for approval.

Code of Business Conduct and Ethics.    Our board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. Under this Code, any employee who reasonably believes or suspects that any director or employee has violated the Code of Business Conduct and Ethics is responsible for reporting such activities to his or her supervisor or to our Chief Compliance Officer, either directly or anonymously. We do not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.

Communications with Directors.    Stockholders and other interested parties may communicate directly with our board, the non-management directors, or any individual director by writing to any one of them in care of our Corporate Secretary at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our web site at http://www.tdw.com/about/corporate-governance/communicating-concerns-to-the-board-of-directors/.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The audit committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. We do not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Availability of Corporate Governance Materials.    You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Corporate Secretary, 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130.

BOARD OF DIRECTORS

As of the date of this proxy statement, our board consists of 11 members. If all director nominees are elected at the 2010 annual meeting, our board will increase in size to 12 directors.

Board Meetings and Attendance.    During fiscal 2010, our board held eight meetings. Each of our current directors attended at least 75% of the meetings of the board and of the committees on which he or she served. Our board does not have a policy requiring director attendance at annual meetings; however, our board’s practice is to schedule a meeting on the same date as the annual meeting to facilitate director attendance at the annual meeting. All of the board members who were directors on the date of the 2009 annual meeting attended the 2009 annual meeting.

Director Independence.    Our board has affirmatively determined that 10 of our 11 current directors—Messrs. Allison, Day, du Moulin, Leonard, Madonna, Netherland, Pattarozzi, Sutton, and Thompson, and Ms. Taylor—as well as Mr. Morris Foster, a new director nominee, are independent. The standards relied upon by the board in affirmatively determining whether a director is independent are comprised of the objective standards set forth in the corporate governance listing standards of the New York Stock Exchange. In making this determination, our board evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our board also considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

Board Leadership Structure.    Our board does not have a policy requiring the separation of the offices of chairman and chief executive officer; rather, our board determines from time to time whether it is in the best interests of our company and our stockholders for the roles to be separate or combined. We believe that our board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company.

Currently, the roles of chairman and chief executive officer are combined, which we believe fosters clear accountability, effective decision-making, and alignment on corporate strategy. Specifically, our board believes that its current leadership structure, with Mr. Taylor serving as both chief executive officer and board chairman, is appropriate and best serves the interests of our company and our stockholders given Mr. Taylor’s past experience serving in these roles and the efficiencies of having the chief executive officer also serve in the role of chairman. To assure effective independent oversight, however, our board has adopted a number of governance practices, including the appointment of a Lead Independent Director when the roles are combined.

Selection and Role of Lead Independent Director.    Under our Corporate Governance Policy, whenever the roles of chairman and chief executive officer are combined, the board elects a Lead Independent Director at the first board meeting following the annual meeting of stockholders. The nominating and corporate governance committee recommends a candidate for election as Lead Independent Director, and our board, taking the committee’s recommendation into consideration, elects an independent director to fill that role for a one-year term. Mr. Pattarozzi has served as our board’s Lead Independent Director since 2008, having been twice nominated by the committee and elected by our board to the position.

The Lead Independent Director’s responsibilities include:

•	presiding at meetings where the Chairman is not present, including regularly-scheduled executive sessions and sessions where only independent directors are present;

•	serving as the principal liaison between the Chairman and the independent directors; and

•	assisting the Chairman in setting agendas and schedules for board meetings.

The Lead Independent Director has authority to call meetings of the independent directors, provided notice of the meeting is given to the Chairman.

Executive Sessions of Independent Board Members.    The non-management members of the board of directors meet in regularly-scheduled executive sessions presided over by our Lead Independent Director. Our Corporate Governance Policy requires at least three such executive meetings per year. The non-management directors may schedule additional executive sessions throughout the year. During fiscal 2010, the non-management members of our board (all of our directors except Mr. Taylor) met six times in executive session.

Annual Board Self-Assessments.    To assist in determining whether the board and committees are functioning effectively, our board has instituted annual self-assessments of the board and each of its committees. The nominating and corporate governance committee oversees this evaluation process. In fiscal 2010, our board and each of its committees completed self-evaluations and reviewed and discussed the results, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings.

Role of the Board in Risk Oversight.    While our board as a whole has responsibility for risk oversight, the committees oversee risks associated with their respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our board and its committees convene an annual joint meeting that focuses on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, international, and other risks.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has four standing committees: audit, compensation, nominating and corporate governance, and finance and investment. Each of these four committees is comprised entirely of independent non-management directors and is governed by a written charter which is reviewed annually and approved by the full board. A copy of each committee charter may be obtained online or by mail as described in “Corporate Governance—Availability of Corporate Governance Materials.”

The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2010:

Board Committee
Name of Director	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
M. Jay Allison	x			x
James C. Day		x	x
Richard T. du Moulin		Chairman		x
J. Wayne Leonard	x			x
Jon C. Madonna	Chairman		x
Joseph H. Netherland		x		x
Richard A. Pattarozzi	x		x
Nicholas J. Sutton		x	x
Cindy B. Taylor	x			Chairman
Jack E. Thompson		x	Chairman
Number of Meetings in Fiscal 2010	9	6	7	6

Audit Committee.    Our board’s audit committee is a separately-designated, standing audit committee established in accordance with the Securities Exchange Act of 1934. Its members are listed in the above chart. The board has determined that three of the five committee members—Messrs. Madonna and Leonard and Ms. Taylor—qualify as an “audit committee financial expert,” as defined by SEC rules.

The main function of our audit committee is to oversee our accounting and financing reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The audit committee’s key responsibilities include:

•	appointing and retaining our independent auditor;

•	evaluating the qualifications, independence, and performance of our independent auditor;

•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;

•	reviewing with management and the independent auditor our audited financials;

•	reviewing the scope, adequacy, and effectiveness of our internal controls;

•	reviewing with management our earnings reports and quarterly financial reports; and

•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.

The audit committee is also responsible for any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading, “Audit Committee Report.”

Compensation Committee.    The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	overseeing our executive compensation program;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers;

•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;

•	ensuring compliance with laws and regulations governing executive compensation; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

The committee reports to the board of directors on all compensation matters regarding our executive officers and employees. The compensation committee is also responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” portion of our proxy statement and, based on such review and discussion, recommending to the board that the Compensation Discussion and Analysis be included in our proxy statement and issuing a Compensation Committee Report to that effect to be included in the proxy statement.

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation. Included in the subsection entitled “The Compensation Setting Process” is a description of the scope of the committee’s authority, the role played by our chief executive officer in setting compensation for the other named executive officers, and the committee’s engagement of compensation consultants.

Risk Review of Employee Compensation.    Consistent with new SEC disclosure requirements, the compensation committee has performed a risk assessment of our company’s compensation programs. Management has identified the elements of our compensation program that could incentivize risk and has reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Some of the factors considered by the committee include:

•	the company’s cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;

•	the company performance portion of our annual incentive plans is based on company-wide value creation and safety criteria, which are less likely to be affected by individual or group risk-taking;

•	our annual incentive plans include a long-term performance component and have payout caps;

•	equity grants contain a mix of options, time-based restricted stock, and performance-based restricted stock;

•	the presence of multi-level reviews and approvals of compensation levels and performance criteria; and

•	for executives, the existence of an executive compensation recovery policy (“clawback”) and stock ownership guidelines.

Nominating and Corporate Governance Committee.    The purpose of the nominating and corporate governance committee is to:

•	assist our board by identifying individuals qualified to serve as directors of the company and recommending nominees to the board,

•	monitor the composition of our board and its committees,

•	recommend to our board a set of corporate governance guidelines for the company,

•	oversee compliance with legal and regulatory requirements,

•	monitor the company’s efforts to assess the adequacy of information technology capacity and infrastructure,

•	review director compensation and benefits, and

•	lead our board in its annual review of the board’s performance.

Additional information regarding the committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Election of Directors—Director Nominating Process and Considerations” and “—Consideration of Candidates Recommended by Stockholders,” respectively.

The nominating and corporate governance committee is also responsible for annually reviewing and setting director compensation and benefits and for reviewing director education programs. The nominating and corporate governance committee retained Towers Watson in fiscal 2010 to review director retainers, meeting fees, and stock-based compensation provided by our company in comparison to 16 companies in the energy services and marine industries as well as a general market survey of similarly-sized public companies.

Finance and Investment Committee.    The purpose of the finance and investment committee is to:

•	oversee our company’s financial affairs, policies, and strategies, including its annual and long-term financial plans;

•	monitor investment policies and guidelines for its employee benefits trust funds; and

•	evaluate and analyze the company’s capital structure, tax strategy, dividend policy, and risk profile.

The finance committee also has responsibility for appointing and monitoring independent investment managers and for overseeing the development of projected operating budgets and capital expenditures and making recommendations as appropriate to our board on an annual and quarterly basis.

DIRECTOR COMPENSATION

FISCAL YEAR 2010 DIRECTOR COMPENSATION TABLE

This table reflects all compensation paid to or accrued by each of our outside directors during fiscal 2010. Mr. Foster is not currently a director and therefore is not included in this chart. The compensation of Mr. Taylor, who is our President and Chief Executive Officer in addition to serving as Chairman of our board, is disclosed in the Summary Compensation Table in the section titled “Executive Compensation.”

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
M. Jay Allison	80,500	105,790	—	5,000	191,290

James C. Day	72,500	104,041	—	—	176,541

Richard T. du Moulin	91,000	106,688	2,622	5,000	205,310

J. Wayne Leonard	75,000	106,688	1,922	—	183,610

Jon C. Madonna	94,000	106,688	7,922	—	208,610

Joseph H. Netherland	76,000	101,158	—	—	177,158

William C. O’Malley(4)	24,480	28,846	—	286,504	339,830

Richard A. Pattarozzi	101,000	106,688	5,504	1,900	215,092

Nicholas J. Sutton	72,500	106,121	—	—	178,621

Cindy B. Taylor	85,500	103,238	—	5,000	193,738

Jack E. Thompson	84,500	106,688	861	5,000	197,049

(1)	Amounts in this column reflect the aggregate grant date fair value of the deferred stock units granted to each of our non-management directors plus the value of dividends on deferred stock units credited for reinvestment during the fiscal year. Each of the non-management directors, with the exception of Mr. O’Malley (who retired during the fiscal year) was granted 2,116 deferred stock units on March 31, 2010. Mr. O’Malley was granted 652 deferred stock units on July 9, 2009, his last day as a director (see footnote 4). At the end of fiscal 2010, our non-management directors held the following numbers of deferred stock units: Messrs. du Moulin, Leonard, Madonna, Pattarozzi, and Thompson, 8,571 units each; Mr. Sutton, 8,029 units; Mr. Allison, 7,717 units; Mr. Day, 5,961 units; Ms. Taylor, 5,200 units; and Mr. Netherland 3,166 units.
(2)	This figure consists solely of changes in pension value. The change in Mr. O’Malley’s pension value was a negative amount ($17,054), which takes into account payments to him from the Retirement Plan during the fiscal year. Those payments are included in “All Other Compensation” and described in footnote 4.
(3)	For each director except for Mr. O’Malley (see footnote 4), this figure represents the costs of payments and payment commitments pursuant to our Gift Matching Program.
(4)	Mr. O’Malley, our former Chairman and Chief Executive Officer, served as a director from 1994 until July 9, 2009, the date of our 2009 annual meeting, when he had reached our mandatory retirement age for directors (age 72). Under the terms of our Directors Deferred Stock Units Plan, Mr. O’Malley received a total payout of $294,350 on his retirement date, which includes his fiscal year 2010 pro rata grant listed under “Stock Awards.” The amount in his “All Other Compensation” column includes: $265,504 for his payout under the Directors Deferred Stock Units Plan, net of the amount reported under “Stock Awards”; $6,000 for clerical support in fiscal 2010; and $15,000 for payments from the Retirement Plan during fiscal 2010.

We use a combination of cash and equity-based compensation to attract and retain our non-management directors. Compensation for the non-management directors for fiscal 2010 consisted of an annual cash retainer, an additional annual cash retainer for the lead independent director and for the chairs of each board committee, meeting fees, an annual grant of deferred stock units, and other benefits. Officers of the company who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.    For fiscal year 2010, the cash and equity-based compensation payable to the non-management directors was as follows:

•	an annual cash retainer of $40,000;

•	an additional annual cash retainer of $20,000 for the lead independent director;

•

an additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee, and $10,000 for the chair of each of the nominating and corporate governance committee and the finance and investment committee;

•	a meeting fee of $2,000 for each board meeting attended and $1,500 for each committee meeting attended; and

•	an annual grant of deferred stock units valued at date of grant at $100,000 and described in more detail below.

Annual Grant of Deferred Stock Units.    On each March 31 that the Directors Deferred Stock Units Plan remains in effect, each non-management director is granted a number of stock units that is determined by dividing $100,000 by the fair market value of a share of our common stock. In the event of a change of control of our company, each non-management director will be granted a pro rata number of stock units for the partial year of service beginning at the end of the prior fiscal year through the date of the change of control. Dividend equivalents will also be credited to each director’s account in the form of additional deferred stock units. The deferred stock units are paid out in cash when a director ceases to serve on our board or upon a change of control of our company. The cash amount paid to the director is equal to the number of stock units credited to the director’s account in the Directors Deferred Stock Units Plan, multiplied by the fair market value of a share of our common stock valued as of the date of the event that triggers payout. A person who becomes a director or leaves the board during the fiscal year receives a pro rata grant.

Stock Ownership Guidelines.    Our directors are subject to stock ownership guidelines requiring each director to hold company stock worth five times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, a director’s annual grants of deferred stock units count as shares of company stock. At the end of fiscal 2010, each of our directors was in compliance with the guidelines. These guidelines are described in greater detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines.”

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees. In addition, directors are generally eligible to participate in the company’s Gift Matching Program on the same terms as employees. Under this program, the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year.

Retirement Plan.    In the past, we provided a Retirement Plan for the benefit of non-management directors who retired from our board on or after reaching age 65 or after completing five or more years of service on our board. We froze benefits under the Retirement Plan as of March 31, 2006 and terminated any further benefit accruals. A director who was a member of our board on May 31, 2001, will receive an annual benefit of $30,000 for a term equal to the number of years the retired director served as a non-management director. A non-management director who joined our board after May 31, 2001, will receive the annual benefit for no more than five years. If a director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then-present value of the unpaid benefit. The Retirement Plan provides for the protection of benefits in the event of a change of control of our company and allows a director to elect to be paid out in a lump sum in such event.

William C. O’Malley retired from our board during fiscal 2010, and his present value retirement benefit as of March 31, 2010 was $86,815, which does not include $15,000 he received from the Retirement Plan between his retirement date and the end of fiscal 2010.

The accrued benefits of the board members under the Retirement Plan and their years of credited service are as follows:

Eligible Board Member(1)	Years of Service Credit	Present Value of Retirement Benefit(2)
Richard T. du Moulin	2 1/2	35,421
J. Wayne Leonard	2 1/2	25,965
Jon C. Madonna	6 3/4	107,023
Richard A. Pattarozzi	4 1/2	74,351
Jack E. Thompson	1	11,631

(1)	The remaining non-management directors joined our board after May 31, 2001 and thus are ineligible to participate in the Retirement Plan (Messrs. Allison, Day, Netherland, and Sutton and Ms. Taylor).
(2)	Assumes retirement at age 72 and an 8% fixed rate of return.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.    This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that our compensation committee performed in setting executive compensation for fiscal 2010. It discusses the compensation committee’s determination of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the Fiscal 2010 Summary Compensation Table below. We refer to these executives as our “named executives.” For fiscal 2010, our named executives are:

•	Dean E. Taylor, our Chairman, President, and Chief Executive Officer;

•	Quinn P. Fanning, our Executive Vice President and Chief Financial Officer;

•	Jeffrey M. Platt, our Chief Operations Officer;

•	Stephen W. Dick, our Executive Vice President in charge of strategic relationships, shipyard operations, and vessel acquisitions and dispositions; and

•	Bruce D. Lundstrom, our Executive Vice President, General Counsel, and Secretary.

Objectives.    As a company with a global reach in an operationally-demanding, volatile, cyclical, and capital-intensive business, we design our executive compensation program to achieve the following objectives:

•	attract, motivate, and retain the executive talent that we require to compete and manage our business effectively;

•	promote a performance- and achievement-oriented environment;

•	manage fixed costs by combining a more conservative approach to base salaries with more emphasis on performance-dependent annual and long-term incentives;

•	align compensation with performance measures that are directly related to our company’s key financial and safety goals, individual performance, and creation of stockholder value;

•	offer the opportunity for greater compensation for superior performance, balanced by the risk of lower compensation when performance is less successful;

•	maintain individual levels of compensation that are appropriate relative to the compensation of other executives at the company; and

•	emphasize equity as the primary component of long-term compensation to ensure that a significant portion of each executive’s compensation is linked to stockholder returns.

Since our compensation programs are designed to reward achievement of corporate objectives, we change our programs from time to time as our objectives change. The specific principles followed and decisions made in establishing the compensation of the named executives in fiscal 2010 are discussed in more detail below.

Components of Compensation.    The major components of our executive compensation program are:

•	base salary, which reflects, in part, individual performance and which is competitive in the marketplace;

•	annual cash incentive compensation based on the company’s achievement of financial and safety goals and individual performance;

•	long-term stock-based incentive compensation in the form of stock options and time- and performance-based restricted stock; and

•	retirement and change of control benefits.

Each component is discussed in detail below under “Elements of Compensation.”

The Compensation Setting Process.    Our board of directors has delegated to the compensation committee the responsibility for overseeing our executive compensation program. The compensation committee annually reviews and sets the compensation for our executive officers. For more information about the compensation committee’s responsibilities, see “Composition and Role of Committees—Compensation Committee” and the committee’s charter, which is available under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com.

Role of the Chief Executive Officer.    Our chief executive officer makes recommendations to the compensation committee with respect to salary, bonus, and long-term incentive awards for all executive officers other than himself. He develops these recommendations based on the competitive market information generated by the compensation consultant, the company’s compensation strategy, his assessment of individual performance, and the experience level of the particular executive. The committee discusses with the chief executive officer his recommendations and either approves or modifies the recommendations in its discretion. In evaluating the chief executive officer’s compensation, the committee reviews the competitive market information provided by Towers Watson and determines changes to compensation levels based on our compensation strategy and its assessment of his performance. The compensation committee reports to the board of directors on all compensation matters regarding our executives and other key salaried employees.

Role of Compensation Consultant.    Under its charter, our compensation committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities. To date, our compensation committee has used Towers Watson to assist in its ongoing review and analysis of our executive compensation program. Towers Watson has been the primary compensation consultant for the committee for over seven years. In addition, since 2006, the committee has retained Stern Stewart & Co. to provide specific guidance on utilizing the measure of “economic value added” or “EVA” as the major component of our annual incentive plan. EVA® is a registered trademark of Stern Stewart & Co. The use of EVA and Stern Stewart’s role in its development are discussed in greater detail below in “Annual Cash Incentive Compensation.”

Other than its limited role of providing director compensation information to our Nominating and Corporate Governance Committee, Towers Watson has no service or other relationship with the company except its role as primary consultant to our compensation committee as disclosed in this proxy statement. In fiscal 2009 and 2010, Towers Watson provided a variety of services and information. The key objectives of the assignment in terms of setting compensation for fiscal 2010 were:

•	to provide information regarding current competitive compensation levels for each element of compensation paid to senior executives among oilfield service and general industry companies;

•	to provide information on current outside director compensation levels among peer companies and general industry companies;

•	to provide a special proxy compensation analysis developing total remuneration levels for a peer group of companies, which is made up of 25 industry peer energy service companies;

•	to assist with the review of which companies are appropriate for inclusion in the group of peer companies;

•	to perform a wealth accumulation analysis; and

•	to review trends in executive compensation, including specific trends with respect to supplemental executive retirement plans.

In performing its compensation analysis, Towers Watson collects competitive market information on base salary, annual incentives, and long-term incentives. Base salaries and bonus opportunities for the upcoming fiscal year are determined and equity awards are typically made in March of each year. We endeavor to use the most current information available when making compensation decisions. Since cash compensation decisions for fiscal

2010 were made shortly before the end of fiscal 2009 and the equity awards reported in this proxy statement were made late in fiscal 2010, two separate Towers Watson analyses were used to set fiscal 2010 compensation.

In both of its analyses, Towers Watson compared our executive compensation to their most recent data for three separate groups: a group of peer energy services companies selected by the compensation committee in consultation with Towers Watson, the Towers Watson Oilfield Service Compensation Survey, and a survey of general industry companies. The companies included in each of these three groups are provided in Annex A to this proxy statement.

Towers Watson’s general industry survey includes a large number of companies of various sizes. For certain positions, Towers Watson compares our compensation levels only to those companies in the survey with annual revenues of between $1 billion and $3 billion (the range in which our revenues fall). For other positions, Towers Watson also size-adjusts the data and compares our compensation to all of the companies included in the survey. The particular companies included in those surveys with annual revenues of between $1 billion and $3 billion are also identified in Annex A.

During fiscal 2010, management engaged Mercer, a compensation consultant that we use for actuarial services and advice with respect to our pension plan, to advise management as to how best to deliver executive retirement benefits going forward in light of the freezing of our qualified defined benefit pension plan effective on December 31, 2010. Mercer was engaged to determine potential design alternatives for new and current executives, to assess the competitiveness of the design alternatives relative to the market practice and comment on the advantages and disadvantages of each design. Mercer’s report was provided to the compensation committee for informational purposes only.

Policy and Analysis.    We compensate our named executives principally through a combination of short-term compensation (salary and annual cash incentive payouts) and long-term compensation (the deferred portion of our annual cash incentive, stock options, and restricted stock). We do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. We review our actual and target total direct compensation (which is made up of base salary, target annual cash incentive compensation, and long-term incentive compensation) in conjunction with the Towers Watson analyses in order to determine where target total direct compensation for our executive officers is likely to fall. Our general goal is for our target total direct compensation to fall within the mid-range of the companies included in the competitive compensation analyses.

It is our policy to strongly emphasize the at-risk performance-based elements of compensation by keeping the salary portion of total compensation lower than that of our peer companies. Maintaining below the median salary levels also allows us to appropriately manage our fixed cash obligations in our cyclical industry. By then using a higher salary percentage than that of our peer companies for our annual bonus target, we provide opportunities for our executives to achieve total cash compensation in successful years that substantially exceeds the median of cash compensation paid by our peers. We link annual cash incentive compensation to the company’s achievement of annual performance goals, while we link our long-term incentive compensation to longer-term performance goals and to the value of our common stock. We believe it is important to base a portion of our executives’ incentive compensation on the appreciation in value of our common stock in order to align the interests of our executives with the interests of our stockholders. We also believe it is important that our long-term compensation include a performance component. We select performance goals that we believe best reflect the principal drivers of our business and financial performance and create stockholder value.

The committee also considered a wealth accumulation analysis prepared by Towers Watson to allow the committee to understand the total wealth potential of past and future compensation and benefits and to see how current compensation decisions may affect future wealth accumulation. The analysis considered several different stock price scenarios. The committee first considered such an analysis in 2008, and has found it to be a useful tool to gauge whether the wealth accumulated by the named executives was generally in line with peer companies, recognizing that tenure and age of the executive can have a significant impact on the amount of wealth accumulated.

Fiscal 2010 Executive Compensation Program Changes.    During fiscal 2010, the committee instituted the following changes to our previous compensation practices:

•	The tax gross-up previously paid to our chief executive officer for his income tax liability related to his personal use of the corporate airplane was eliminated.

•

Dividends on performance-based restricted stock granted in 2010 will no longer be paid currently to the officer but will be held subject to forfeiture unless the performance goals are met and the shares vest.

•	A cap was applied to the portion of annual incentive compensation based on the company’s EVA and a floor was added to the bonus bank aspect of the annual incentive plan.

•	An individual performance component was added to the chief executive officer’s annual incentive award.

•	Any new change of control agreements will not provide a parachute payment excise tax gross-up.

These changes are discussed in greater detail under “Elements of Compensation.”

Elements of Compensation.    The individual elements of our executive compensation program are described below.

Base Salary.    We review salary levels for named executives at the beginning of each fiscal year. Our annual base salary determinations are based on a variety of factors, including individual performance, annual incentive bonus payout amounts, general market salary levels, our company’s overall financial condition, and industry conditions. After reviewing these factors at the beginning of fiscal 2010, we increased the salary levels of each of the named executives by 3%, which continued salaries at below market levels. In addition, when Mr. Platt was named Chief Operations Officer in March 2010, his base salary was increased from $332,072 to $400,000 in recognition of his expanded responsibilities.

Annual Cash Incentive Compensation.    We pay annual cash incentives for the purpose of rewarding financial, safety, and individual performance during the year.

In fiscal 2007, the compensation committee began working with Stern Stewart to institute an annual incentive program that was based primarily on the economic value added (EVA) to our company during the fiscal year and our safety performance. EVA® is a framework developed by Stern Stewart for setting goals and measuring performance that rewards participants for both short-term and long-term results realized by the company. When we began using EVA in fiscal 2007, it was our goal to keep the EVA-based annual incentive program in place for three years in order to develop an EVA-driven culture throughout the company and to give us an adequate opportunity to evaluate the long-term effectiveness of the new system. At the end of fiscal 2009, we reviewed the long-term effectiveness of the EVA-based annual incentive program to determine how well it was tracking our financial performance. As a result of that review, we decided to continue the program for another three-year period with certain adjustments.

We include a safety performance component in our annual incentive program to reinforce our commitment to be an industry leader in safety. Experience has taught us that a safe work environment helps us to attract and retain a more experienced work force. Additionally, a safe work environment gives us an advantage when we compete for work from the most reputable and superior customers. Finally, our excellent safety record helps us to minimize our insurance premiums and overall cost of doing business.

The portion of the annual incentive award established for our chief executive officer that is based upon EVA and safety is earned under our Company Performance Executive Officer Annual Incentive Plan. This plan is structured to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code in order to be fully tax deductible by our company. We have also established a separate Individual Performance Executive Officer Annual Incentive Plan under which the compensation committee can award our chief executive officer a separate annual award that may be earned based on our chief executive officer’s individual performance. Annual incentive awards paid to our other named executives are paid under our Management Annual Incentive Plan. These awards are also based upon EVA, safety performance, and an evaluation of individual performance by the chief executive officer and the compensation committee.

At target performance levels, each performance component would generate the following:

EVA	50% of target bonus
Safety	25% of target bonus
Individual Performance	25% of target bonus

At EVA, safety and individual performance above and below the target levels, the 50%/25%/25% relationship will change. However, the portion of the award based on safety cannot exceed 1.5 times target and the portion based on individual performance cannot exceed 1.5 times target in the case of the chief executive officer and 2 times target in the case of the other executive officers.

At the beginning of each fiscal year, our compensation committee specifies target annual awards for each named executive. The target award is a percentage of base salary and the percentage is determined by the participant’s position and ability to directly influence our financial and safety performance, with reference to data supplied by Towers Watson. The percentage of salary that the named executive is eligible to receive increases or decreases based upon performance above or below the target performance goals. Awards can be earned even if EVA decreases from the prior fiscal year, although such awards would be prorated appropriately to reflect the shortfall. For fiscal 2010, a cap of five times target was placed on the EVA-based portion of the annual bonus opportunity for each of the named executives. In addition, the company performance portion of the award to our chief executive officer is capped at $3 million.

EVA Criteria

We calculate our EVA by subtracting from our net after-tax operating profit an appropriate charge for the opportunity cost of all capital that we have invested over the measurement period. Thus, our EVA measures the amount by which our earnings exceed or fall short of a rate of return that our stockholders could reasonably expect to obtain if they invested in other securities of comparable risk. EVA is our principal performance measure because we believe that it is the best measure of the value that the members of our management team add to capital invested by our stockholders. By focusing on our financial performance as a function of our invested capital, our management is incentivized to make prudent investments in assets that are capable of providing a strong return on capital.

Our net operating profit after taxes (“NOPAT”) generally equals revenues, less operating expenses, depreciation expense, general and administrative expenses, other income and expenses, and taxes on operating profit. We subtract a capital charge from NOPAT to determine EVA. Our capital charge is determined by multiplying our average capital invested during the year by a weighted average cost of debt and equity. Prior to each fiscal year, we set the weighted average cost of capital for that year. For 2010, based on advice of Stern Stewart, we used a 10% weighted average cost of capital. Certain adjustments to NOPAT are made in determining EVA, including adjustments to eliminate the effects of accounting changes, extraordinary items, discontinued operations, and unusual or infrequently occurring items (less the amount of related income taxes).

As in prior years, we required a $5 million improvement in EVA in fiscal 2010 over actual EVA for the prior year in order for the EVA target to be achieved. For example, since EVA for fiscal 2009 was $175.1 million (after being restated to reflect a change in the weighted average cost of capital for 2010), EVA for fiscal 2010 had to be at least $180.1 million for the target to be met. Failure to achieve the EVA target in any fiscal year would result in reduced incentive awards and failure to achieve EVA of at least $130.1 million would generate no EVA bonus amount for fiscal 2010.

The targeted $5 million improvement in annual EVA has been consistently used by us since fiscal 2007 and was based upon a study by Stern Stewart and its recommendation of the appropriate level after considering the company’s past performance and taking into account that, because of the volatility in the company’s business sector, EVA levels can fluctuate substantially from year to year. For example, although the $5 million improvement target was not achieved for fiscal 2010, EVA for fiscal 2009 was a $42 million increase over 2008, setting a high hurdle for 2010. The $5 million additional EVA target was set as a realistic goal for sustainable annual improvement in return on invested capital.

In order to limit volatility in annual incentive payouts and to tie payouts to sustainable value creation, on Stern Stewart’s recommendation, the annual incentive program includes a “bonus bank” to which a portion of the bonus based upon EVA is subject, as described below. A portion of the bonus that is determined by the company’s EVA in any given year in excess of certain pre-established limits is set aside, or “banked”, for possible payout in future years, and is subject to reduction as a result of negative future EVA results. Any EVA bonus generated (or “declared”) is credited to a participant’s personal bonus bank account each year, with a maximum annual payout of

•	up to the lesser of the declared EVA portion or 150% of the target bonus, and

•	one-third of any net positive bonus bank balance.

The remaining two-thirds of the bonus bank is held at risk. In a year in which the EVA bonus declared would be a negative amount because the company has experienced a significant decline in EVA from the prior year, this negative amount is deducted from the bonus bank. Declared but unpaid amounts, including negative balances, are banked forward to be credited or debited against future declared bonus amounts in future years.

During its review of the EVA-based annual incentive program in fiscal 2009, the committee approved capping the EVA bonus amount that can be declared in any year. The declared amount includes the current payout based on EVA and the amount credited to the bonus bank for that year. The committee also added a floor to each participant’s bonus bank. These changes were intended to moderate the future impact—positive or negative—of any single year. Specifically, the EVA bonus declaration for a fiscal year may not exceed five times that participant’s EVA target for that fiscal year, while the largest deficit a participant can carry forward is a negative one-half times his or her EVA target.

Safety Criteria

The safety performance measurement is determined by achievement of the established safety performance goals for the fiscal year, which is based upon our Total Recordable Incident Rate (“TRIR”) per 200,000 work hours. The TRIR goal for fiscal 2010 was 0.20, which was a 5% targeted improvement in our average safety performance levels over the preceding two years and a 12% targeted improvement over the preceding five-year average.

A TRIR below a certain level will entitle a participant to a safety payment in an amount that is greater than 25% of target and which may be up to 150% of 25% of target. The safety performance portion operates independently from the EVA portion, and the EVA bonus bank does not impact the payout based upon safety performance.

Individual Criteria

Each year the compensation committee informs our chief executive officer of the expectations for his individual performance for the year. Likewise, the chief executive officer advises the other named executive officers of the qualities and individual goals on which they will be evaluated for the year.

The chief executive officer’s individual performance payout may not exceed 150% of his target amount. The other named executive officers could each receive a maximum individual performance payout of up to 200% of target.

Calculation of Annual Incentive

EVA.    For fiscal 2010, the company’s EVA was a negative $5.1 million as compared to fiscal 2009 EVA of $175 million. Historically, changes in EVA from year to year have been substantial. EVA in fiscal 2008 was $154 million and in fiscal 2009 was $196 million ($175 million after restatement for a new weighted average cost of capital for purposes of calculating the fiscal 2010 bonus). Superior EVA results in a particular year provide an aggressive target for subsequent fiscal years where an improvement on prior superior performance is required to meet the new target. The $42 million EVA improvement of 2009 presented an aggressive target for fiscal 2010.

Fiscal 2010 EVA was calculated as follows:

(in thousands)
Net Operating Profit After Tax (NOPAT)	$239,907
Less: Charge For Capital Employed	-245,036

EVA	$(5,129)

The calculation of EVA was made in accordance with the EVA program design that we established in consultation with Stern Stewart.

NOPAT for the year ended March 31, 2010 equals revenues (vessel revenues and other marine service revenues):

•

less operating expenses (vessel operating costs, costs of other marine service revenues, depreciation and amortization, general and administrative expenses as decreased by approximately $.5 million for an increase in the allowance for doubtful accounts),

•	plus our equity interest in net earnings of unconsolidated companies,

•	plus interest income and other, net,

•	plus foreign exchange gains, and

•	less a charge of 15.66% for estimated income taxes on operating profit.

The charge for capital employed equals average total capital employed of $2.5 billion multiplied by the weighted average cost of capital of 10%. Total capital employed at March 31, 2010 equals current assets plus the allowance for doubtful accounts, investments in and advances to unconsolidated companies, net properties and equipment as decreased by approximately $275.6 million primarily for the effect of vessels under construction, goodwill as increased by $35.5 million for the effect of accumulated goodwill amortization, other assets as decreased by $43.6 million, primarily for the effect of deferred tax assets; less accounts payable, accrued expenses, accrued property and liability losses, and other current liabilities. Average capital was further decreased by $197.6 million for the after-tax effect of cumulative gains on sales of assets, by $72.5 million for the cumulative after-tax effect of discontinued operations, and by $21.0 million for the after-tax effect of a tax litigation settlement during fiscal 2010. Average capital was further increased by $20.3 million for the after-tax effect of cumulative asset impairments, and by $11.4 million for the after-tax effect of the proposed settlement with the SEC related to an internal investigation recorded in fiscal 2010. Cumulative adjustments give effect to such items beginning in fiscal 1996.

None of the named executives received an award based on EVA for 2010, and the 2010 EVA performance reduced the bonus bank balances to a negative number, which will be carried forward and reduce EVA-based payouts for future years:

Named Executive	Bonus Bank Balance at FYE 2009 (March 31, 2009)	Bonus Bank Balance at FYE 2010 (March 31, 2010)(1)
Dean E. Taylor	$293,747	$(184,782)
Quinn P. Fanning	24,401	(73,388)
Jeffrey M. Platt	115,921	(78,867)
Stephen W. Dick	123,757	(77,850)
Bruce D. Lundstrom	33,940	(76,323)

(1)	Equal to the bonus bank floor.

Safety.    The TRIR for fiscal 2010 of 0.13 was substantially better than the targeted 0.19 and represented our best safety record in company history. This safety record generated a maximum payout equal to 150% of the safety target level bonus payout.

Individual Performance.    For purposes of awarding the individual performance portion of the annual incentive award to the named executives, we relied on the judgment of the Compensation Committee in assessing the performance of the chief executive officer and on the judgment of our chief executive officer in assessing the performances of our other named officers. The named executives received between 90% and 117% of the potential individual performance portion of the annual incentive award.

In the case of Mr. Taylor, the company’s financial strength and ability to weather the credit crisis, the solid operations and safety of our fleet, the continued realization on our new vessel building program, the ability to attract and maintain top management candidates and his flexibility and professionalism in foregoing benefits to which he was otherwise entitled were important considerations in his individual performance award. Mr. Fanning’s continued leadership in improving our financial profile, including the extension and enhancement of the company’s revolving credit agreement and the closing of several vessel financings in a difficult credit environment, were important factors in his award. Mr. Platt’s leadership in all aspects of our operations in a challenging commercial environment, including the maintenance and creation of constructive customer relationships and the achievement of an excellent safety performance record, and the incorporation of increasingly sophisticated new vessels into our fleet profile were instrumental to his award. In the case of Mr. Dick, his management of our new vessel building program in a challenging shipyard environment, his important role in maintaining and advancing key partnership and other relationships, and his oversight of vessel dispositions at appropriate times and on favorable terms were key factors in awarding his individual performance portion. Finally, Mr. Lundstrom’s ongoing work to reinvigorate our legal compliance program and resolve the company’s internal investigation with regulatory agencies and the discharge of his general duties as the company’s general counsel led to his award.

For each of our named executives, we have set forth in the table below information on the incentive award amounts.

Named Executive	Target % of Salary	Target Incentive Award	Incentive Award Based Upon Fiscal 2010 EVA	Incentive Award Based Upon Fiscal 2010 Safety	Incentive Award Based Upon Individual Performance	Total Amount of Incentive Award Earned	Additional Amounts Paid from Bonus Bank	Amount Paid as a % of Salary
Dean E. Taylor	120%	$739,128	$—	$277,173	$216,304	$493,477	$—	80.12%
Quinn P. Fanning	95%	293,550	—	110,081	66,049	176,130	—	57.00%
Jeffrey M. Platt	95%	315,468	—	118,301	70,930	189,281	—	57.00%
Stephen W. Dick	95%	311,399	—	116,774	72,400	189,175	—	57.71%
Bruce D. Lundstrom	95%	305,292	—	114,485	72,507	186,991	—	58.19%

Long-term Incentive Compensation.    We grant long-term incentive compensation in the form of restricted stock and stock options annually to our named executives, generally using a multiple of an executive’s base salary to determine the overall grant size. The multiple used for any particular executive reflects the nature and scope of the executive’s duties. Grant values were increased in fiscal 2010 to bring our long-term incentive compensation more in line with the median of long-term incentive compensation provided by our peer group companies. When making awards of stock options and restricted stock to the named executives in fiscal 2010, we placed more emphasis on restricted stock as compared to options. We believe that granting restricted stock provides our named executives with a significant equity ownership opportunity, and we further note that restricted stock is widely used among our competitors. In such a cyclical industry, the use of restricted stock in addition to options encourages executives to remain with our company even during periods of stock price volatility. As our recent grants of restricted stock include grants tied to performance hurdles, we are placing added emphasis on financial performance goals, as well as providing rewards for growth in the value of our common stock.

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. In accordance with the terms of our stock plans, the option exercise price for all stock options is at least equal to the closing price of our common stock on the date options are granted. We do not re-price stock options, and backdating of options is not permitted. Stock options granted in fiscal 2010 vest one-third per year following grant and expire after ten years.

In order to formalize our stock option grant procedures, we have a stock option grant policy that provides for annual grants to be made at a regularly-scheduled compensation committee meetings held in March of each year. Grants may also be made by the committee at other times in the event of a new hire or promotion. If a grant is approved during a blackout period when there exists material non-public information about the company, the committee will consider the effect of the non-public information as part of the approval process. Information relating to the stock options and shares of restricted stock granted to our named executives is set forth in the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table.

Restricted Stock.    We also base our restricted stock grant levels on the named executive’s position and responsibility. Shares of restricted stock are subject to forfeiture and vest in accordance with certain performance and continued employment requirements. For 2010, two-thirds of each named executive officer’s grant of restricted stock is time-based, as the shares will vest based on continued employment in four equal tranches over the next four years.

The remaining one-third of each grant is subject to the satisfaction of pre-established performance targets. The performance-based shares will vest following fiscal 2014, provided the simple average of the preceding four fiscal years of return on capital employed (“SAROCE”) exceeds 10%, as shown below:

SAROCE (fiscal 2014 year-end)	Percentage of Shares Vesting (any remaining restricted shares are cancelled)
10% or less	no vesting; all shares cancelled
11%	20%
12%	40%
13%	60%
14%	80%
15% or more	all shares vest

The number of performance-based shares that vest are prorated for SAROCE between 10% and 15%. We decided to vest the performance-based shares only after completion of a full four-year period rather than annually in order to emphasize long-term, multi-year performance and value creation.

The named executives have voting rights with respect to all of their shares of restricted stock. While we pay dividends currently on the shares of time-based restricted stock, any dividends on performance-based shares will accrue and be paid or forfeited in tandem with the related shares of restricted stock.

Other Benefits.    Our named executives participate in employee benefit plans generally available to all employees. In addition, we provide our named executives with supplemental retirement and savings programs and certain perquisites available only to executive officers.

Use of Corporate Airplane and Elimination of Tax Gross-Up.    At the time of the acquisition of the corporate airplane, our board of directors, for security reasons, adopted a policy that required that the chief executive officer complete all air travel, both business and personal, aboard our airplane. We reviewed this policy during fiscal 2010, and we continue to believe that this is an appropriate and reasonable practice because it increases the level of safety and security for Mr. Taylor and his family. Furthermore, commercial travel has become more inefficient in recent years. Making the aircraft available to Mr. Taylor maximizes his availability to conduct business before, during and after flights and allows him to travel on short notice, quickly take advantage of business opportunities, and respond to emergencies. For certain international travel, use of the corporate airplane is impractical, and Mr. Taylor does fly commercially in those instances.

The value of the use of the corporate airplane for personal travel by Mr. Taylor during 2010 was $90,665, valued at the incremental cost to the company of such personal travel as required by the Securities and Exchange Commission for proxy statement disclosure purposes.

While in prior years we have reimbursed Mr. Taylor for his income tax liability related to his personal use of the company airplane, we eliminated that perquisite for all travel after January 1, 2009.

Other Perquisites.    For fiscal 2010 the other perquisites that are provided consist primarily of club dues for one country club membership for each named executive, financial planning services, lunch club memberships, corporate apartments for two named executive officers, and executive medical benefits.

Change of Control Agreements.    To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by a possible change of control of our company, we have entered into Change of Control Agreements with our executives, including each of our named executives. Information regarding the current Change of Control Agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control—Change in Control.”

Retirement Benefits.    We also provide a non-qualified deferred compensation plan, which acts as a supplement to our 401(k) plan, and a SERP that operates as a supplement to our qualified pension plan, or in the case of Messrs. Fanning, Platt, and Lundstrom, a supplement to our qualified retirement plan, which is a defined contribution plan. Both of these plans are designed to provide retirement benefits to our officers that the officers are precluded from receiving under the underlying qualified plans due to the compensation and benefits limits in the Internal Revenue Code. These plans are described in more detail in “Executive Compensation—2010 Pension Benefits” and “Executive Compensation—2010 Non-Qualified Deferred Compensation.”

We have frozen the benefits under our qualified pension plan effective December 31, 2010, and there will be no future benefit accruals. Future qualified retirement benefits will be provided through our qualified retirement plan.

In connection with this change, the committee has been considering how to deliver its executive retirement benefits going forward. During fiscal 2010, the committee with the assistance of Towers Watson reviewed the SERP and the prevalence of SERPs as part of the executive compensation programs of other companies. According to data provided by Towers Watson, non-qualified executive retirement plans continue to be extremely prevalent. However, the committee does not intend to offer SERP participation to new executive officers.

Recovery Policy.    During fiscal 2008, the compensation committee adopted an Executive Compensation Recovery Policy under which the company may recover cash and equity incentive compensation awarded after adoption of the policy if the compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements, if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines.    Under stock ownership guidelines adopted by the Board in September of 2007 for the company’s directors and officers and reevaluated by the compensation committee in fiscal 2010, our directors and officers are required to hold the following values in the form of company stock within five years of becoming a director or officer (the director’s annual cash retainer or the officer’s base salary is multiplied by the appropriate multiple):

•	5x for the chief executive officer and all directors;

•	3x for the chief operating officer, chief financial officer, and executive vice presidents; and

•	2x for all other officers.

If an officer’s ownership guideline increases because of a change in title or if a new officer or director is added, a five-year period to achieve the incremental guideline begins in January following the year of the title change or addition as a director or officer. The deferred stock units granted to directors each year count as shares of company stock under the guidelines.

As of the end of fiscal 2010, all executive officers and directors were in compliance with the policy.

$1 Million Pay Deductibility Cap.    Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly-compensated executive officers. Stock options and performance-based restricted stock granted by us in fiscal 2010 are designed to qualify as performance-based and to be excluded in calculating the $1 million limit of Section 162(m). The portion of Mr. Taylor’s annual bonus based upon company performance for fiscal 2010 under the Company Performance Executive Officer Annual Incentive Plan has also been structured to be fully deductible under Section 162(m) as performance-based compensation.

We intend to continue to establish executive officer compensation programs that will maximize our company’s income tax deduction. However, from time to time, the committee may award compensation that is not fully tax deductible if we determine that such award is consistent with our philosophy and in the best interest of our company and our stockholders.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Richard T. du Moulin, Chairman

James C. Day

Joseph H. Netherland

Nicholas J. Sutton

Jack E. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee are Messrs. Day, du Moulin, Netherland, Sutton, and Thompson. None of the members of our compensation committee has been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended March 31, 2010, the compensation paid to each of our named executive officers in all capacities in which they served.

FISCAL 2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Dean E. Taylor	2010	615,940	216,304	1,467,614	1,192,931	277,173	3,848,350	257,322	7,875,634
Chairman, President and Chief Executive Officer	2009	598,000	—	1,649,111	927,231	1,169,453	743,260	257,672	5,344,727
	2008	575,000	—	1,124,219	1,096,782	931,508	1,743,344	244,984	5,715,837

Quinn P. Fanning(7)	2010	309,000	66,049	506,864	411,973	110,081	70,711	71,006	1,545,684
Executive Vice President and Chief Financial Officer	2009	197,701	59,827	964,563	703,987	240,045	—	18,103	2,184,226

Jeffrey M. Platt	2010	332,072	70,930	656,101	533,298	118,301	554,001	95,880	2,360,583
Chief Operations Officer	2009	322,400	100,631	595,171	334,648	393,778	92,038	58,877	1,897,543
	2008	310,000	97,622	424,418	414,081	448,276	190,437	57,161	1,941,995

Stephen W. Dick	2010	327,788	72,400	537,654	437,029	116,774	1,801,837	76,140	3,369,622
Executive Vice President	2009	318,240	100,499	587,492	330,329	392,197	219,327	56,119	2,004,203
	2008	306,000	98,112	418,973	408,741	294,336	654,831	57,720	2,238,713

Bruce D. Lundstrom(8)	2010	321,360	72,507	527,132	428,449	114,485	81,975	59,624	1,605,532
Executive Vice President, General Counsel, and Secretary	2009	312,000	83,218	575,956	323,892	333,892	28,082	42,204	1,699,244
	2008	155,769	14,531	870,581	530,543	43,591	—	26,405	1,641,420

(1)	Represents the individual performance portion of our annual cash incentive program. Mr. Taylor’s annual cash incentive did not include an individual performance component prior to fiscal 2010.
(2)	Restricted stock awards are valued based on the aggregate grant date fair value at the closing sale price per share of our common stock on the date of grant. Please see the “Fiscal 2010 Grants of Plan-Based Awards” table for more information regarding the stock awards we granted in fiscal 2010.
(3)	These amounts reflect the aggregate grant date fair value of the options granted to the named executive officers, determined using the Black-Scholes option model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. In addition, please see the “Fiscal 2010 Grants of Plan-Based Awards” table for more information regarding the stock option awards we granted in fiscal 2010.
(4)	Represents amounts paid to our named executive officers based on company performance under our Company Performance Executive Officer Annual Incentive Plan for our chief executive officer and our Management Annual Incentive Plan for our other named executive officers.
(5)	Consists of the change from the prior fiscal year in each named executive officer’s pension value under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan. The increase in the present value of accumulated benefits between fiscal year-ends 2009 and 2010 was due in part to a significant decrease in the discount rate (7.25% as of March 31, 2009 and 5.75% as of March 31, 2010) used to determine these amounts. This discount rate, which is also used to determine the present value of the company’s benefit obligations for financial reporting purposes, is based on high-quality corporate bond yields as of March 31 of each year.

(6)	This value includes (i) matching contributions to the company’s 401(k) plan and Supplemental Savings Plan, (ii) retirement plan contributions for the account of Messrs. Fanning, Platt, Lundstrom, who participate in a qualified defined contribution plan and not in our Pension Plan, (iii) dividends paid on restricted stock held by our named executive officers, and (iv) the use of the company airplane by Mr. Taylor for personal use, as set forth below:

Name	401(k) Plan and Supplemental Savings Plan Contributions ($)	Retirement Plan Contributions ($)	Dividends(9) ($)	Use of Corporate Airplane(10) ($)
Mr. Taylor	18,478	—	85,680	90,665
Mr. Fanning	8,370	6,180	22,518	—
Mr. Platt	10,109	7,420	31,613	—
Mr. Dick	9,834	—	30,142	—
Mr. Lundstrom	7,420	7,569	27,168	—

This amount also includes the value of other perquisites, namely, for each named executive officer, parking, club memberships, health care premium payments under our Executive Medical Plan, financial planning and income tax preparation and, for Messrs. Taylor and Platt, the aggregate incremental cost of maintaining a corporate apartment for each of them in Houston, given that each of Messrs. Taylor and Platt is required to divide his time between our New Orleans and Houston offices.

(7)	Mr. Fanning joined our company on July 17, 2008.
(8)	Mr. Lundstrom joined our company on September 24, 2007.
(9)	We pay dividends currently to each named executive officer for (i) all shares of time-based restricted stock and (ii) the shares of performance-based restricted stock granted prior to fiscal 2010. For the 2010 grants of performance-based restricted stock, any dividends accrue and will be paid out or forfeited in tandem with the associated shares of restricted stock.
(10)	Our board of directors, for security reasons, requires that Mr. Taylor complete all domestic and select international air travel, whether business or personal, aboard the company’s airplane. We calculate the aggregate incremental cost of Mr. Taylor’s personal use by multiplying the number of hours of personal use by the hourly cost to operate the airplane, adding in incidental expenses. We do not reimburse any tax liability incurred by Mr. Taylor in connection with this perquisite.

The following table presents additional information regarding restricted stock and option awards, as well as non-equity incentive plan awards granted to our named executive officers during the fiscal year ended March 31, 2010.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

Name	Type of Grant	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)		All Other Stock Awards: Number of Shares of Stock or Units(5)(#)	All Other Option Awards: Number of Securities Underlying Options(6)(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7) ($)
			Target ($)	Maximum ($)		Threshold (#)	Maximum (#)
Dean E. Taylor	Annual Cash Incentive:
	Company Performance	—	554,346	3,000,000	(1)
	Individual Performance	—	184,782	277,173	(2)
	Time-Based Restricted Stock Grant	3/3/2010						21,386			978,410
	Performance- Based Restricted Stock Grant	3/3/2010				1	10,693				489,205
	Option Grant	3/3/2010							80,224	45.75	1,192,931
Quinn P. Fanning	Annual Cash Incentive	—	293,550	990,731	(3)
	Time-Based Restricted Stock Grant	3/3/2010						7,386			337,910
	Performance- Based Restricted Stock Grant	3/3/2010				1	3,693				168,955
	Option Grant	3/3/2010							27,705	45.75	411,973

Jeffrey M. Platt	Annual Cash Incentive	—	315,468	1,064,706	(3)
	Time-Based Restricted Stock Grant	3/3/2010						9,561			437,416
	Performance- Based Restricted Stock Grant	3/3/2010				1	4,780				218,685
	Option Grant	3/3/2010							35,864	45.75	533,298

Stephen W. Dick	Annual Cash Incentive	—	311,399	1,050,970	(3)
	Time-Based Restricted Stock Grant	3/3/2010						7,835			358,451
	Performance- Based Restricted Stock Grant	3/3/2010				1	3,917				179,203
	Option Grant	3/3/2010							29,390	45.75	437,029

Bruce D. Lundstrom	Annual Cash Incentive	—	305,292	1,030,361	(3)
	Time-Based Restricted Stock Grant	3/3/2010						7,681			351,406
	Performance- Based Restricted Stock Grant	3/3/2010				1	3,841				175,726
	Option Grant	3/3/2010							28,813	45.75	428,449

(1)	Our chief executive officer was eligible to receive a cash bonus under our Company Performance Executive Officer Annual Incentive Plan based on the company’s achievement of annual performance goals. The amount actually paid to the chief executive officer for fiscal 2010 pursuant to this program is reflected in the “Fiscal 2010 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” The Company Performance Executive Officer Annual Incentive Plan provides for a maximum award amount of $3 million.
(2)	Our chief executive officer was also eligible to receive a cash bonus under our Individual Performance Executive Officer Annual Incentive Plan based on his individual performance during fiscal year 2010. The amount actually paid to him for fiscal 2010 is included in the “Bonus” column of the “Fiscal 2010 Summary Compensation Table.” The Individual Performance Executive Officer Annual Incentive Plan provides for a maximum award of one-and-a-half times target.
(3)	Our named executive officers, other than our chief executive officer, were eligible to receive a cash bonus under our Management Annual Incentive Plan based on the achievement of annual corporate performance goals and individual performance. The amounts actually paid to the named executive officers for fiscal 2010 pursuant to this program are reflected in the “Bonus” and “Non-Equity Incentive Plan Award” columns of the “Fiscal 2010 Summary Compensation Table” herein. The Management Annual Incentive Plan does not establish an overall maximum incentive award, although any award earned on the basis of company EVA performance is capped at five times the target and any award based on individual performance is capped at two times the target.
(4)	Consists of performance-based shares of restricted stock. Performance-based shares of restricted stock will vest following fiscal 2014 if the simple average of the preceding four fiscal years of return on capital employed (“ROCE”) is greater than 10%. If the four-year simple average of ROCE (“SAROCE”) is 10% or less, all performance-based restricted shares will be cancelled. For each 1% realized in excess of 10% of SAROCE, 20% of the shares will vest, up to a full vesting of all restricted stock at the realization of 15% or greater SAROCE. Proration will apply between the realization of 10% and 15% of SAROCE.
(5)	Consists of time-based shares of restricted stock, which vest one-fourth per year on the first, second, third, and fourth anniversaries of the date of grant.
(6)	Stock options granted in fiscal 2010 have a term of 10 years and vest one-third per year in three annual increments.
(7)	Awards of restricted stock and options are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Salary.    Salaries paid to our named executives are set forth in the Fiscal 2010 Summary Compensation Table. For fiscal 2010, salaries paid to our named executives accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Taylor, 15.3%; Mr. Fanning, 20.9%; Mr. Platt, 18.4%; Mr. Dick, 20.9%; and Mr. Lundstrom, 21.1%.

Bonus and Non-equity Incentive Plan Compensation.    The bonus and non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Management Annual Incentive Plan, our Company Performance Executive Officer Annual Incentive Plan, and our Individual Performance Executive Officer Annual Incentive Plan, as applicable. The annual cash incentive compensation is earned based upon EVA, safety performance and individual performance. The amounts actually earned by each of our named executives are reflected in the Fiscal 2010 Summary Compensation Table, while the Fiscal 2010 Grants of Plan-Based Awards table reports the range of possible outcomes under the plans. The performance goals are discussed in greater detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

Stock Options and Restricted Stock.    Each year, we provide long-term incentives in the form of stock options and grants of restricted stock to our executives. Stock options are intended to reward executives for generating appreciation in our company’s stock price through their individual performance. Restricted stock granted in fiscal 2010 is subject to both time-based criteria and performance-based criteria based upon return on capital employed (“ROCE”) performance requirements. The performance-based restricted stock is forfeited after four years if the four-year average ROCE criteria is not met. The restricted stock is also subject to forfeiture if the executive’s employment terminates prior to vesting for any reason other than death or disability.

During the vesting period, the executives are the beneficial owners of the shares of restricted stock and possess all voting rights. For time-based shares and performance-based shares granted prior to March 2010, dividends are payable at the same rate as is paid on the company’s common stock generally. For performance-based shares granted in fiscal 2010, dividends will accrue and be paid out or forfeited in tandem with the associated shares. During fiscal 2010, the quarterly dividend rate was $0.25 per share.

Employment Agreements.    None of the named executive officers has a written employment agreement with the company.

Additional Information.    We have provided additional information regarding the compensation we pay to our named executives under the heading “Compensation Discussion and Analysis.”

The following table illustrates the outstanding equity awards held by our named executive officers as of March 31, 2010.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2010

Name	Option Awards					Stock Awards
	Securities Underlying Unexercised Options					Stock Awards that Have Not Vested(1)		Equity Incentive Plan Awards that Have Not Vested(2)
	Number Exercisable (#)	Number Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units (#)	Market Value(5) ($)	Number of Unearned Shares, Units or Other Rights (#)	Market or Payout Value(5) ($)
Dean Taylor	15,000	—		28.33	10/5/2011	45,759	2,163,028	54,310	2,567,234
	75,000	—		40.28	3/27/2012
	55,000	—		27.92	3/12/2013
	42,500	—		28.05	3/30/2014
	20,000	—		37.55	3/30/2015
	55,000	—		55.76	3/29/2016
	20,000	—		57.65	3/21/2017
	41,078	20,539	(6)	56.71	3/5/2018
	30,846	61,692	(7)	33.83	3/4/2019
	—	80,224	(8)	45.75	3/3/2020

Quinn P. Fanning	6,884	13,768	(9)	61.82	7/30/2018	15,571	736,041	14,133	668,067
	10,359	20,718	(7)	33.83	3/4/2019
	—	27,705	(8)	45.75	3/3/2020

Jeffrey M. Platt	13,000	—		55.76	3/29/2016	18,357	867,735	20,757	981,183
	6,500	—		57.65	3/21/2017
	15,509	7,754	(6)	56.71	3/5/2018
	11,130	22,258	(7)	33.83	3/4/2019
	—	35,864	(8)	45.75	3/3/2020

Stephen W. Dick	18,000	—		55.76	3/29/2016	16,517	780,759	19,247	909,806
	6,500	—		57.65	3/21/2017
	15,309	7,654	(6)	56.71	3/5/2018
	10,989	21,978	(7)	33.83	3/4/2019
	—	29,390	(8)	45.75	3/3/2020

Bruce D. Lundstrom	3,556	1,777	(10)	65.69	9/24/2017	16,193	765,443	18,449	872,084
	15,009	7,504	(6)	56.71	3/5/2018
	10,774	21,546	(7)	33.83	3/4/2019
	—	28,813	(8)	45.75	3/3/2020

(1)	This category represents shares of time-based restricted stock held by our named executive officers, which vest as follows:

Name	Shares of Time-Based Restricted Stock by Vesting Date							Total Unvested Shares
	3/3/2011 (#)	3/4/2011 (#)	3/3/2012 (#)	3/4/2012 (#)	3/3/2013 (#)	3/4/2013 (#)	3/4/2014 (#)
Mr. Taylor	5,347	8,125	5,347	8,124	5,346	8,124	5,346	45,759

Mr. Fanning	1,847	2,729	1,847	2,728	1,846	2,728	1,846	15,571

Mr. Platt	2,391	2,932	2,390	2,932	2,390	2,932	2,390	18,357

Mr. Dick	1,959	2,894	1,959	2,894	1,959	2,894	1,958	16,517

Mr. Lundstrom	1,921	2,838	1,920	2,837	1,920	2,837	1,920	16,193

(2)	This category represents shares of performance-based restricted stock held by our named executive officers. Vesting of the 2007 and 2008 grants will depend upon the achievement of EVA targets as established for our annual incentive plan; however, all shares in the 2007 grants will be vested at the end of the period regardless of performance. The 2009 and 2010 grants will vest on the basis of percentage improvements in return on capital employed (“ROCE”), as measured by the simple average of the previous four fiscal years (“SAROCE”). These performance-based shares will vest as follows:

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based Stock by Vesting Date and Conditions
		Mr. Taylor (#)	Mr. Fanning (#)		Mr. Platt (#)	Mr. Dick (#)	Mr. Lundstrom (#)
3/21/2007 (except as noted)	One-half of these shares will vest on the later of 5/1/10 or the date on which the company files its annual report on Form 10-K for that year, if the EVA targets established for the annual cash incentive award are achieved. Any unvested shares will carry forward to the next vesting date. On 3/21/11, all previously unvested shares in this grant will automatically vest.	12,500	—		4,500	4,000	3,500	(4)

3/5/2008 (except as noted)

One-third of these shares will vest on each of the later of 5/1/10, 5/1/11, and (except for Mr. Fanning) 5/1/12 or the date on which the company files its annual report on Form 10-K for that year, provided that the cumulative EVA target of an additional $5 million per year over the fiscal 2008 level is met each year.

If the performance target is not met on 5/1/10 or 5/1/11, that tranche of the award is carried forward to the next vesting date and will vest if the performance metric is met cumulatively.

For Mr. Fanning, the final third of these shares plus all previously unvested shares in this grant will automatically vest on 3/5/2012. For each of the other named executives, if the cumulative EVA target is not met on 5/1/12, all unvested shares will be forfeited.

		14,868	4,983	(3)	5,613	5,541	5,433

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based Stock by Vesting Date and Conditions
		Mr. Taylor (#)	Mr. Fanning (#)	Mr. Platt (#)	Mr. Dick (#)	Mr. Lundstrom (#)
3/5/2009	This is the maximum number of shares that will vest on 5/1/13 if SAROCE is greater than 10% (fiscal years 2010, 2011, 2012, and 2013). If SAROCE is 10% or less, all shares will be cancelled. For each 1% realized in excess of 10% SAROCE, 20% of these shares will vest, up to a full vesting of all shares at SAROCE of 15% or greater. Proration applies to SAROCE that falls between 10% and 15%.	16,249	5,457	5,864	5,789	5,675

3/3/2010	This is the maximum number of shares that will vest on 5/1/14 if SAROCE is greater than 10% (fiscal years 2011, 2012, 2013, and 2014). If SAROCE is 10% or less, all shares will be cancelled. For each 1% realized in excess of 10% SAROCE, 20% of these shares will vest, up to a full vesting of all shares at SAROCE of 15% or greater. Proration applies to SAROCE that falls between 10% and 15%.	10,693	3,693	4,780	3,917	3,841

Total Shares of Unvested Performance-Based Stock		54,310	14,133	20,757	19,247	18,449

(3)	The grant date for this award to Mr. Fanning was his first day of employment, July 30, 2008.
(4)	The grant date for this award to Mr. Lundstrom was his first day of employment, September 24, 2007.
(5)	The market value of all reported stock awards is based on the closing price of our common stock on March 31, 2010 ($47.27), as reported on the New York Stock Exchange.
(6)	These options will vest on March 5, 2011.
(7)	These options will vest one-half on March 4, 2011 and March 4, 2012.
(8)	These options will vest one-third on March 3, 2011, March 3, 2012, and March 3, 2013.
(9)	These options will vest one-half on July 30, 2010 and July 30, 2011.
(10)	These options will vest on September 24, 2010.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and restricted stock that vested during fiscal 2010 for our executive officers named in the Fiscal 2010 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dean E. Taylor	10,000	216,200	31,831	1,431,828
Quinn P. Fanning	—	—	4,390	198,247
Jeffrey M. Platt	—	—	11,554	519,608
Stephen W. Dick	—	—	10,742	483,164
Bruce D. Lundstrom	—	—	6,399	285,984

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.
(2)	The value realized upon the vesting of restricted stock is based on the closing price of our common stock on the date of vesting.

FISCAL 2010 PENSION BENEFITS

The following table sets forth information relating to our Pension Plan and our Supplemental Executive Retirement Plan.

Name	Plan Name	Number of years of Credited Service	Present Value of Accumulated Benefits(1)($)	Payments during Last Fiscal Year ($)
Dean E. Taylor	Pension Plan SERP	31 31	1,666,553 10,671,596	— —
Quinn P. Fanning	SERP	1	70,771	—
Jeffrey M. Platt	SERP	13	1,132,798	—
Stephen W. Dick	Pension Plan SERP	37 37	1,841,691 3,979,748	— —
Bruce D. Lundstrom	SERP	2	110,057	—

(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of March 31, 2010. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

We sponsor a defined benefit pension plan (“Pension Plan”) and a Supplemental Executive Retirement Plan (“SERP”) covering eligible employees of our company and participating subsidiaries. To be eligible to participate in the SERP, an employee must be a participant in the Pension Plan or the Tidewater Retirement Plan, which is a defined contribution plan, and the employee must serve as the chief executive officer, the president, a vice president, or the corporate controller of the company. The SERP provides certain benefits to our officers that the Pension Plan is prevented from providing because of compensation and benefits limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

An executive officer’s benefits under the Pension Program are based on his highest average of 5 consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, times years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, times years of service up to a maximum of 35, plus (iii) 1% of final average pay times years of service in excess of 35 years. In lieu of the monthly payment of benefits, participants were given an opportunity prior to the end of 2008 to elect a lump sum payout upon retirement reduced to reflect the present value of monthly payments. SERP benefits become fully vested and are paid out in a lump sum upon a change of control of our company.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Messrs. Taylor and Dick are eligible for early retirement. A retired employee may select a life annuity or an equivalent optional form of settlement. However, SERP benefits are paid in a lump sum upon a change of control.

Employees who have completed five years of service are 100% vested in their Pension Program benefits. Messrs. Taylor, Platt, and Dick have 31, 13, and 37 years of service as of March 31, 2010, respectively, under the company’s Pension Program.

However, Messrs. Fanning, Platt, and Lundstrom are not eligible to participate in the Pension Plan because they were hired after January 1, 1996. Employees who were hired after that date participate in the Tidewater Retirement Plan, which is a defined contribution plan. Thus, Messrs. Fanning, Platt, and Lundstrom, when eligible, will receive a SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if they had been eligible to Participate in the Pension Plan less (ii) a hypothetical Retirement Plan benefit based upon a monthly single life annuity. The hypothetical Retirement Plan benefit is each of Messrs. Fanning’s, Platt’s, and Lundstrom’s actual Retirement Plan account balance as of the date he became an officer with increases based upon certain assumptions including an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually.

Effective December 31, 2010, no further benefits will be accrued under the Pension Plan and benefits will instead be earned under the Retirement Plan. See “Compensation Discussion and Analysis—Retirement Benefits” for a description of our future plans with respect to the SERP.

FISCAL 2010 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executive officers have deferred under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY(2)($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 3/31/10(3)($)
Dean E. Taylor	407,852	13,859	340,895	—	2,355,007
Quinn P. Fanning	74,557	953	15,396	—	92,872
Jeffrey M. Platt	459,505	8,448	144,029	—	886,248
Stephen W. Dick	223,448	8,195	313,259	55,187	1,076,983
Bruce D. Lundstrom	—	—	—	—	—

(1)	All amounts reported in this column are also included in the column titled “Salary” in the “Fiscal 2010 Summary Compensation Table.”
(2)	All amounts reported in this column are also included in the column titled “All Other Compensation” in the “Fiscal 2010 Summary Compensation Table.”
(3)	Of the amounts reported in this column, the following aggregate amounts were included in the “Fiscal 2010 Summary Compensation Table” for fiscal years ended 2007, 2008 and 2009: Mr. Taylor, 1,297,175; Mr. Platt, 352,555; and Mr. Dick, 514,995.

Our Supplemental Savings Plan allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the Supplemental Savings Plan and to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the 401(k) plan and the Supplemental Savings Plan. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. The company makes a 50% matching contribution of up to 6% of salary contributed to the 401(k) plan and the Supplemental Savings Plan. The participant’s contribution and the company’s matching contribution are invested as instructed by the participant in one or more investment funds offered through the Supplemental Savings Plan for fiscal 2010. The annual rate of return for these funds for fiscal 2010 was as follows:

Fund	One Year Total Return
AMERICAN GROWTH FUND OF AMERICA (CLASS R5 SHARES)	46.37%
BLACKROCK S & P 500 INDEX FUND (CLASS I SHARES)	49.64%
EVERGREEN INTERNATIONAL EQUITY FUND (CLASS I SHARES)	42.00%
FIDELITY ADVISOR SMALL CAP FUND (CLASS A SHARES)	43.65%
FRANKLIN MUTUAL GLOBAL DISCOVERY FUND (CLASS Z SHARES)	29.26%
LORD ABBETT AFFILIATED FUND (CLASS I SHARES)	53.10%
LORD ABBETT SMALL CAP VALUE FUND (CLASS I SHARES)	62.92%
MFS TOTAL RETURN FUND (CLASS R4)	31.44%
MUNDER MIDCAP CORE GROWTH FUND (CLASS Y SHARES)	52.55%
VIRTUS MID CAP VALUE FUND (CLASS I SHARES)	66.39%
JP MORGAN GOVERNMENT BOND SELECT FUND (CLASS SELECT)	2.54%
PIMCO TOTAL RETURN FUND (CLASS I SHARES)	15.54%
MERRILL LYNCH READY ASSETS PRIME MONEY FUND	0.07%

The Supplemental Savings Plan is unfunded but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefit will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of a voluntary termination, normal and early retirement, death, disability, termination with or without cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment.

We do not have employment agreements with any of our named executive officers. We do have change of control agreements with each of our named executive officers that provide for payments and benefits in the event of a termination of employment following a change of control of the company. The change of control agreements are described in detail below.

Assumptions and General Principles.    The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that the date of termination of employment of each named executive was March 31, 2010. Accordingly, the table reflects amounts payable to our named executive officers as of March 31, 2010 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•

If a named executive is employed on March 31 of a given year, that executive will generally be entitled to receive an annual cash bonus for that year pursuant to our Management Annual Incentive Plan or Executive Officer Annual Incentive Plans, as applicable. Even if a named executive officer resigns or is terminated with cause at the end of the fiscal year, the executive may receive an incentive bonus, because the executive had been employed for the entire fiscal year. This payment is not a severance or termination payment, but is a payment for services provided over the course of the year and is not included in the table. The officer would not receive a pro rata bonus payment under these circumstances if employment terminated prior to the end of the year.

•

A named executive may exercise any stock options that are vested and exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards that vested prior to the date of termination. In addition, the vesting of options and restricted stock is accelerated upon a change of control of our company and the vesting of restricted stock is accelerated upon death or disability. The value of these accelerated awards are reflected in the table, as well as the value of vested unexercised options.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan, and benefits payable under the non-qualified plans in which the named executives participate are also reflected in the table. Qualified retirement plan benefits payable under our Pension Plan, Retirement Plan, and 401(k) plan are not included.

Normal and Early Retirement and Termination Without Cause.    A named executive officer is eligible to elect normal retirement at age 65 and early retirement after attaining age 55 and completing 10 years of service. Upon normal retirement at age 65 or later and after completing at least five years of service, or upon early retirement at age 55 or later and after completing at least ten years of service or upon termination of the named executive officer’s employment by the company without cause, a named executive officer may receive benefits under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plans, as applicable. The compensation committee may determine to pay any positive balance in the named executive officer’s bonus bank, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed.

Death and Disability.    Upon death or disability, a named executive officer, or his estate, as the case may be, will receive any positive balance in the named executive’s bonus bank under the Management Annual Incentive Plan or Executive Officer Annual Incentive Plans, as applicable, and a pro rata bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed. Upon death or disability, all shares of restricted stock will immediately vest and become unrestricted. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting would accelerate multiplied by the closing price of our common stock on March 31, 2010.

Voluntary Termination and Termination for Cause.    A named executive officer is not generally entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with the company prior to being eligible for retirement or upon termination for cause. Any named executive officer who voluntarily terminates his employment with the company or is terminated by the company for cause would forfeit his bonus bank balance and would not receive a pro rata bonus, unless otherwise determined by the compensation committee. The compensation committee has not in the past determined to make payments under these circumstances and, accordingly, no bonus amounts are included in the “Estimated Payments on Termination or Change in Control” for a voluntary termination or a termination for cause.

Change of Control.    Upon the occurrence of a change of control, as generally defined below, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted. Amounts reflected for stock options in the table below reflect the difference, if any, between the closing price of our common stock on March 31, 2010 and the exercise price for each option for which vesting would accelerate. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would accelerate multiplied by the closing price of our common stock on March 31, 2010.

We have entered into change of control agreements with each of our named executive officers. Generally, pursuant to these agreements, a change of control occurs:

(a) upon the acquisition by any person or entity of beneficial ownership of 30% or more of the outstanding shares of the company’s common stock, or 30% or more of the combined voting power of the company’s then outstanding securities (other than (i) acquisitions of common stock directly from the company, (ii) acquisitions of common stock by the company or its subsidiaries, (iii) any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company, or (iv) any acquisition of common stock by any corporation in connection with a business transaction as proscribed in the agreement);

(b) if a majority of the company’s incumbent board of directors are replaced other than in specific circumstances;

(c) upon the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the company or any direct or indirect subsidiary of the company), or sale or other disposition of all or substantially all of the assets of the company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) the voting securities of the company immediately prior to the Business Combination represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) except to the extent that such ownership existed prior to the Business Combination, no person beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the incumbent board of the company at the time of initiating the Business Combination; or

(d) approval by the stockholders of the company of a complete liquidation or dissolution of the company.

The change of control agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plans in which the officer participated. All benefits under each of our supplemental or excess retirement plans will be paid out in a lump sum upon the change of control. In addition, we will increase the payout by an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control.

The change of control agreements of Messrs. Taylor, Fanning, and Lundstrom have terms that differ from the terms of our change of control agreements with Messrs. Platt and Dick. The agreements of Messrs. Taylor, Fanning, and Lundstrom:

•	do not provide additional compensation credit for purposes of calculating the SERP benefit payout;

•	include amounts in the bonus bank as part of the annual bonus for the purpose of determining the lump sum cash severance payment;

•	include a gross-up payment to cover any excess parachute payment tax; and

•

do not include within the definition of a “good reason” termination necessary to trigger a severance benefit a situation where the officer does not have a commensurate position following the change of control with the corporation resulting from a business combination. If the resulting corporation is controlled by a parent entity, “good reason” would not exist simply because the named executive did not have a commensurate position with the parent entity.

The agreements of Messrs. Platt and Dick:

•	do provide additional compensation credit in calculating the SERP payment amount;

•	do not include amounts in the bonus bank as part of the annual bonus for the purpose of determining the lump sum cash severance payment;

•	do not include a parachute payment excise tax gross-up; and

•	do include within the definition of “good reason” a situation where the officer does not have a commensurate position with the ultimate parent company after the change of control.

The company did not enter into any new change of control agreements or materially amend any existing change of control agreements in fiscal 2010. In addition, the committee has determined that any new change of control agreements will not provide parachute payment excise tax gross-ups.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Event	D.E. Taylor	Q.P. Fanning		J.M. Platt	S.W. Dick	B.D. Lundstrom
Normal and Early Retirement and Termination without Cause
Prorated annual incentive and bonus bank	$493,477	$176,130		$189,281	$189,175	$186,991
Accelerated stock options	$—	$—		$—	$—	$—
Accelerated vesting of restricted stock	$—	$—		$—	$—	$—
Cash severance payment	$—	$—		$—	$—	$—
Subtotal—Termination-Related Benefits	$493,477	$176,130		$189,281	$189,175	$186,991

Vested stock options	$3,298,420	$139,225		$149,587	$147,692	$144,803
SERP	$10,671,596	$—	(1)	$1,132,798	$3,979,748	$—	(1)
Supplemental Savings Plan	$2,355,007	$91,893	(2)	$886,248	$1,076,983	$—
Total	$16,818,500	$407,248		$2,357,914	$5,393,598	$331,794

Death or Disability
Prorated annual incentive and bonus bank	$493,477	$176,130		$189,281	$189,175	$186,991
Accelerated stock options	$—	$—		$—	$—	$—
Accelerated vesting of restricted stock	$4,730,262	$1,404,108		$1,848,919	$1,690,564	$1,637,527
Subtotal—Termination-Related Benefits	$5,223,739	$1,580,238		$2,038,200	$1,879,739	$1,824,518

Vested stock options	$3,298,420	$139,225		$149,587	$147,692	$144,803
SERP	$10,671,596	$70,771		$1,132,798	$3,979,748	$110,057
Supplemental Savings Plan	$2,355,007	$92,872		$886,248	$1,076,983	$—
Total	$21,548,762	$1,883,106		$4,206,833	$7,084,162	$2,079,378

Change in Control with Termination
Prorated annual incentive and bonus bank	$493,477	$176,130		$189,281	$189,175	$186,991
Accelerated stock options	$1,424,581	$320,561		$353,795	$340,057	$333,374
Accelerated vesting of restricted stock	$4,730,262	$1,404,108		$1,848,919	$1,690,564	$1,637,527
Cash severance payment	$4,442,258	$1,807,650		$2,070,394	$2,057,683	$1,879,956
Continued benefits and additional retirement plan credit	$1,183,390	$268,943		$485,759	$391,300	$292,364
Tax gross-up	$5,743,844	$1,910,671		$—	$—	$2,003,512
Subtotal—Termination-Related Benefits	$18,017,812	$5,888,063		$4,948,148	$4,668,779	$6,333,724

Vested stock options	$3,298,420	$139,225		$149,587	$147,692	$144,803
SERP	$10,671,596	$70,771		$1,132,798	$3,979,748	$110,057
Supplemental Savings Plan	$2,355,007	$92,872		$886,248	$1,076,983	$—
Total	$34,342,835	$6,190,931		$7,116,781	$9,873,202	$6,588,584

Change in Control (No Termination)
Accelerated stock options	$1,424,581	$320,561		$353,795	$340,057	$333,374
Accelerated vesting of restricted stock	$4,730,262	$1,404,108		$1,848,919	$1,690,564	$1,637,527
Total	$6,154,843	$1,724,669		$2,202,714	$2,030,621	$1,970,901

Voluntary Termination and Termination with Cause (No Termination-Related Benefits)
Vested stock options	$3,298,420	$139,225		$149,587	$147,692	$144,803
SERP	$10,671,596	$—	(1)	$1,132,798	$3,979,748	$—	(1)
Supplemental Savings Plan	$2,355,007	$91,893	(2)	$886,248	$1,076,983	$—
Total	$16,325,023	$231,118		$2,168,633	$5,204,423	$144,803

(1)	Although Messrs. Fanning and Lundstrom participate in the SERP, neither had five years of service with our company as of March 31, 2010 and therefore neither would have been eligible for a SERP benefit had his employment terminated on that date voluntarily, by the company with or without cause, or because of early or normal retirement.
(2)	Mr. Fanning participates in the Supplemental Savings Plan but as of the end of the fiscal year was not fully vested in that plan. If his employment had terminated on March 31, 2010 voluntarily, by the company with our without cause, or because of early or normal retirement, he would be eligible for a reduced benefit under the Supplemental Savings Plan.

AUDIT COMMITTEE REPORT

The audit committee of our board is composed of five directors, all of whom meet the independence requirements of the New York Stock Exchange. Management has the primary responsibility for the preparation of the company’s financial statements and our company’s filings, including the design and implementation of the company’s internal controls. Our audit committee oversees the integrity of the company’s financial statements, reports, and other financial information, the company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit group and independent registered public accounting firm. Our audit committee operates under a written charter, which is available under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com.

In fulfilling its oversight responsibilities for fiscal 2010, our audit committee reviewed and discussed with management and our independent auditors the company’s earnings releases and periodic filings with the SEC. Among other things, the audit committee reviewed and discussed the quality, not just the acceptability, of the accounting principles as selected by management and as applied in the financial statements.

In addition, our audit committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The independent auditors also provided to our audit committee the written disclosures required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees), and our audit committee discussed with the independent auditors their independence, and considered the compatibility of any non-audit services provided by our auditors with the requirements of auditor independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The committee held nine meetings during fiscal 2010.

Under the audit committee charter, each year the audit committee appoints and retains an independent registered public accounting firm to act as auditors of our company’s financial statements for the ensuing year. Pursuant to policies adopted by the audit committee, the audit committee also pre-approves the scope of all audit services annually. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All audit and non-audit services for fiscal 2010 were pre-approved by the audit committee.

Other Information

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) to our company for the fiscal year ended March 31, 2009 and the fiscal year ended March 31, 2010.

	Amount Billed
	Fiscal Year Ended March 31, 2009	Fiscal Year Ended March 31, 2010
Audit Fees(1)	$1,480,000	$1,131,000
Audit-Related Fees(2)	$50,000	$51,000
Tax Fees(3)	$55,000	$31,500
All Other Fees(4)	$—	$160,000

(1)	Relates to services rendered in connection with auditing our company’s annual consolidated financial statements for each applicable year and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.
(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.
(4)	Consists of consulting services related to strategic initiatives.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended March 31, 2010, for filing with the Securities and Exchange Commission. The audit committee has selected Deloitte & Touche as the company’s independent registered public accounting firm for fiscal year 2011, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Jon C. Madonna, Chairman

M. Jay Allison

J. Wayne Leonard

Richard A. Pattarozzi

Cindy B. Taylor

PROPOSAL FOR THE RATIFICATION OF

SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending March 31, 2011. Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Representatives of Deloitte & Touche are expected to be present at the 2010 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and our bylaws.

If you want us to consider including a proposal in next year’s proxy statement, you must deliver the proposal in writing to our Secretary at 601 Poydras Street, Suite 1900, New Orleans, Louisiana 70130 by February 17, 2011.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no earlier than April 13, 2011 and no later than May 8, 2011, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

We did not receive any stockholder proposals for the 2010 annual meeting.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our practice has been that any transaction or relationship involving a director or executive officer which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our audit committee.

We currently have one such relationship. Cindy B. Taylor, a director of Tidewater, is the Chief Executive Officer of Oil States International, Inc. (“Oil States”). Oil States and its affiliates provide us with vessel parts and supplies, vessel labor, and similar goods and services. The amount we paid to Oil States for such services in a fiscal year is, and historically has been, substantially less than 1% of Oil States’ annual revenues. During fiscal 2010, our company paid Oil States or its affiliates approximately $129,000 for these services. The audit committee, with Ms. Taylor abstaining, has reviewed and approved our relationship with Oil States. We anticipate that our company will continue to purchase goods and services from Oil States during fiscal 2011.

The audit committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2010, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were complied with in a timely manner, except that one report on Form 4 for each of Joseph M. Bennett, Stephen W. Dick, Craig J. Demarest, Bruce D. Lundstrom, Quinn P. Fanning, Dean E. Taylor, and Jeffrey M. Platt, each reporting two transactions during fiscal 2010, was delinquent by one business day, and a second report on Form 4 for each of the foregoing officers, each reporting one transaction during fiscal 2010, was delinquent by two business days.

OTHER MATTERS

Our board knows of no business, other than that described above, that will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM
Executive Vice President, General Counsel
and Secretary

New Orleans, Louisiana

June 17, 2010

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR ONLINE USING THE INSTRUCTIONS ON THE PROXY CARD

Annex A

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

Peer Energy Services Companies

Atwood Oceanics, Inc.	National Oilwell Varco, Inc.
Baker Hughes, Inc.(1)	Newfield Exploration Co.(2)
Cameron International Corp.(1)	Noble Corporation
Diamond Offshore Drilling, Inc.	Oceaneering International Inc.
Dril-Quip, Inc.(1)	Overseas Shipholding Group(1)
ENSCO International Inc.	Pride International, Inc.
Exterran Holdings, Inc.(1)	Quicksilver Resources, Inc.(2)
FMC Technologies Inc.(1)	Rowan Companies, Inc.
Global Industries Ltd.	SEACOR Holdings Inc.
Grey Wolf, Inc.(2)	Smith International, Inc.(1)
GulfMark Offshore, Inc.	Teekay Corp.(1)
Halliburton Co.(1)	Transocean, Inc.
Helmerich & Payne, Inc.(2)	Trico Marine Services, Inc.(2)
Hornbeck Offshore Services Inc.	Weatherford International(1)
McDermott International Inc.	Whiting Petroleum Corp.(2)
Nabors Industries, Inc.

(1)	Included in 2009 peer group only
(2)	Included in 2008 peer group only

Towers Watson Oilfield Services Executive Compensation Survey Companies

Atwood Oceanics, Inc.	Halliburton
Baker Hughes Incorporated	Helmerich & Payne
Bristow Group	McDermott International, Inc.(2)
Cameron International Corporation	Oil States International, Inc.
Diamond Offshore Drilling, Inc.(1)	Noble Corporation
ENSCO International Inc.	Pride International, Inc.
Exterran Holdings, Inc.	Rowan Companies, Inc.
Global Industries Corp.	Schlumberger
GulfMark Offshore(2)	Transocean, Inc.(1)

(1)	Included in 2008 survey only
(2)	Included in 2009 survey group only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

A&P	Alstom Power(1)	Atmos Energy(2)
A.H. Belo(1)	Altria Group(1)	Atos Origin(2)
*A.O. Smith(2)	Amazon.com	Aurora Healthcare(2)
A.T. Cross	Ameren	Austria Microsystems(1)
AAA Northern California, Utah &	American Airlines	Auto Club Group
Nevada(1)	American Chemical Society(2)	Automatic Data Processing
AAA of Science	*American Crystal Sugar	Avaya(1)
AARP(1)	American Electric Power	Avery Dennison(2)
Abbott Laboratories	American Express(2)	Avis Budget Group
ABC	American Family Insurance	Avista
Abercrombie & Fitch(1)	American Transmission(1)	Avon
Accenture	American United Life	AXA Equitable
ACH Food	American Water Works	B&W Y-12
adidas America(1)	AMERIGROUP(2)	BAE Systems
Advance Publications	Ameriprise Financial	Ball
*Advanced Medical Optics(1)	Ameritrade	Banco de Brasil(1)
Advanced Micro Devices	Ameron	Bank of America
Advanstar Communications(2)	*AMETEK	Bank of the West(1)
Aegon USA	Amgen	*Barr Pharmaceuticals(1)
AEI Services(2)	Amway(2)	Barrick Gold of North America
Aerojet	Anadarko Petroleum	Battelle Memorial Institute(2)
*Aeropostale(2)	Anchor Danly(1)	Baxter International
Aetna(1)	*Ann Taylor Stores(1)	Bayer
AFLAC	APL	Bayer CropScience
Agilent Technologies	Apollo Group(2)	BB&T
AGL Resources	Applera(1)	bebe stores(1)
Agrium U.S.	Appleton Papers(1)	*Beckman Coulter
AIG	Applied Materials	BELCO Holdings(1)
Air Products and Chemicals	ARAMARK	Belo
Alcatel-Lucent	Arby’s Restaurant Group(1)	Benjamin Moore(2)
Alcoa	Archer Daniels Midland(1)	BestBuy(2)
Alexander & Baldwin(1)	Arclin USA(1)	BG US Services
Allbritton Communications—	Areva NP	*BIC(1)
KATV(1)	*Armstrong World Industries	Big Lots
Allegheny Energy	Arrow Electronics	*Biogen Idec
Allergan	ArvinMeritor(2)	*Bio-Rad Laboratories
Allete	*Arysta LifeScience North America	Black Hills(1)
Alliance Data Systems(2)	Ascend Media(2)	Blockbuster
Alliant Energy	Ashmore Energy International(1)	Blue Cross Blue Shield of Florida
Alliant Techsystems(1)	Associated Banc-Corp	Blue Shield of California
Allianz	AstraZeneca	*Blyth
Allstate	AT&T	*Bob Evans Farms
ALM(1)	ATC Management(2)	Boehringer Ingelheim

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

Boeing	*CDI(2)	Connell
BOK Financial(2)	Cedar Rapids TV—KCRG	ConocoPhillips
Bombardier Transportation(1)	Celestica(2)	Consolidated Edison
Booz Allen Hamilton	*Celgene	Constellation Energy
Boston Scientific	CenterPoint Energy	Consumers Energy(2)
Bovis Lend Lease	Centex(1)	Consumers Union(2)
Boy Scouts of America(1)	*Century Aluminum	Continental Airlines(2)
BP	*Cephalon	Continental Automotive Systems
*Bracco Diagnostics(1)	*Ceridian(1)	Continental Energy Systems(2)
*Brady	CH2M Hill	*ConvaTec(2)
Bremer Financial	Chanel(1)	*Convergys
Bright Business Media(2)	Cheniere Energy(1)	*Covance(2)
Bristol-Meyers Squibb	*Chesapeake(1)	Corning(1)
*Brown-Forman(2)	Chevron	Corporate Executive Board(1)
Building Materials Holding(1)	Chicago Mercantile Exchange	Corporate Express US(1)
Bunge(1)	Chiquita Brands	Covidien
*Burger King(1)	Choice Hotels International	Cox Enterprises
Burlington Northern Santa Fe(1)	Chrysler	CPS Energy(2)
Bush Brothers	CHS	*Crown Castle
CA	CIGNA	CSR(2)
Cablevision Systems	Cisco Systems(1)	CSX
*CACI International(2)	CIT Group	*Cubic
Cadbury North America(2)	CITGO Petroleum	Cullen/Frost Bankers(1)
Calgon Carbon(2)	Citizens Bank(1)	CUNA Mutual(1)
California Independent System	City National Bank(2)	Curtiss-Wright
Operator	City Public Service(1)	Cushman & Wakefield(1)
*Callaway Golf(2)	Cleco	CVS Caremark
Calpine	CMS Energy(1)	Daiichi Sankyo
Cameron International	CNA	Daimler Trucks North America
Campbell Soup(1)	*COACH(1)	Dana(2)
Capital Blue Cross(1)	Cobank	Dannon
Capital One Financial	Coca-Cola	*Day & Zimmerman(1)
Capitol Broadcasting—WRAL	Colgate-Palmolive	DCP Midstream
Cardinal Health	Colorado Springs Utilities	De Lage Landen Financial
Cargill	Columbia Sportswear	Services(1)
*Carlson Companies	Columbian Financial Group(1)	Dean Foods
*Carmeuse Lime & Stone(2)	Comcast Cable Communications(2)	Deere & Company(2)
*Carpenter Technology	Comerica	Delta Airlines(2)
*CashNetUSA(1)	Commerce Insurance	Delphi(1)
*Catalent Pharma Solutions	CommScope(2)	*Deluxe
Caterpillar	Compass Bancshares	Denny’s(2)
Catholic Healthcare West	*CompuCom Systems(2)	DENSO(1)
CB Richard Ellis Group(1)	ConAgra Foods(2)	*Dentsply

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

Devon Energy	Entergy	Fiserv
Diageo North America	EPCO	FMA Communications(2)
DIRECTV(2)	*Equifax	*Fleetwood Enterprises(1)
Direct Energy(1)	Equity Office Properties	*Flint Group USA(1)
*Discovery Communications(1)	ERCOT(2)	Fluor
Dispatch Broadcast Group—	Erie Insurance	Ford
WBNS(1)	Ernst & Young	Forest Laboratories
Dominion Resources	ESRI	Fortune Brands
*Donaldson	Essilor of America(1)	Forum Communications—WDAY
Dow Chemical	Evening Post Publishing—KOAA	Fox Networks Group(1)
Dow Jones	Evergreen Packaging	FPL Group
DPL(2)	Exelon	Franklin Resources(2)
Dr. Pepper Snapple(2)	*Exterran	Freddie Mac
Duke Energy	ExxonMobil	Freedom Communications
DuPont	F&W Media(2)	Freeport-McMoRan Copper & Gold
Dynegy	Fairchild Controls	*Frontier Airlines(2)
E*Trade(2)	Fannie Mae	*G&K Services
E.ON U.S.	FANUC Robotics America	*GAF Materials(2)
*E.W. Scripps	Farm Progress Companies(2)	Gannett
Eastman Chemical	Farmers Group(1)	Gap
Eastman Kodak	Federal Home Loan Bank of	Garland Power & Light(2)
Eaton	Pittsburgh(2)	*Garmin(2)
eBay	Federal Home Loan Bank of San	Gates(1)
Ecolab	Francisco	*GATX
EDS(1)	Federal Reserve Bank of Cleveland	Gavilon(2)
Edison International(2)	Federal Reserve Bank of Dallas	GDF SUEZ Energy North
Education Management(2)	Federal Reserve Bank of New	America(2)
Eisai	York(2)	GE Healthcare(1)
El Paso Corporation	Federal Reserve Bank of Philadelphia	Genentech
Electric Power Research Institute	Federal Reserve Bank of San	*General Atomics
Eli Lilly	Francisco	General Dynamics
Elsevier Science(1)	Federal Reserve Bank of St. Louis	General Electric(2)
Embarq	Federal-Mogul	General Mills
Embraer(2)	Ferrellgas	General Motors
EMC	Ferrero USA(1)	Gen Tek(2)
EMCOR Group	Fidelity Investments	Genworth Financial
*EMI Music(2)	Fifth Third Bancorp	Genzyme
Emulex(2)	FINRA(1)	*GEO Group
Emerson(1)	Fireman’s Fund Insurance	*Getty Images
Enbridge Energy	First American(2)	Gilead Sciences(2)
*Endo Pharmaceuticals	First Data(2)	GlaxoSmithKline
Energen	First Horizon National	Global Crossing(1)
Energy Future Holdings	*First Solar(2)	Goodrich
Energy Northwest	FirstEnergy	Goodyear Tire & Rubber(2)

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

Google(2)	*HNI	Irving Oil(1)
Gorton’s	*HNTB	Irwin Financial
Great-West Life Annuity	Hoffman-LaRoche	Itochu International(1)
*Greif	Hologic(1)	ISO New England(2)
GS1(1)	Honeywell	*J.Crew
GS1 US(2)	*Horizon Lines(2)	J.C. Penney Company
*GTECH	Hormel Foods	*J.M. Smucker
Guaranty Bank(1)	*Hospira	J.R. Simplot
Guardian Life	Hot Topic(1)	*Jack in the Box
Guideposts	*Houghton Mifflin	Jacobs Engineering
GXS	*Hovnanian Enterprises(2)	Jarden(2)
*H.B. Fuller	HSBC North America	*JetBlue(2)
Hanesbrands	Hubbard Broadcasting	JEA(1)
Hannaford	Humana	JM Family
*Harland Clarke	*Hunt Consolidated	John Hancock
Harley-Davidson	Huntington Bancshares	Johns-Manville
Harman International Industries	Hyatt Hotels	Johnson & Johnson
Harris(1)	IAC/InterActive(1)	Johnson Controls
Harris Bank(1)	IBM	Joint Commission(1)
Harris Enterprises	IDACORP	*Jostens(1)
Harry Winston	Idearc Media	Kaiser Foundation Health Plan
Hartford Financial Services	*IDEX(1)	*Kaman Industrial Technologies
Hasbro(1)	*IDEXX Laboratories(2)	*Kansas City Southern(2)
Hawaiian Electric	IKON Office Solutions	*KB Home(2)
*Hayes Lemmerz	*IMS Health	KBR(2)
HBO	Independence Blue Cross(1)	KCTS Television
HCA Healthcare	IndyMac(1)	Kellogg
Health Care Services	ING	Kelly Services(2)
Health Net	Ingersoll-Rand(2)	Kerry Ingredients & Flavours(2)
Healthways	Integrys Energy Group	*Kennametal(1)
Hearst(2)	Intel	*Kerzner International(1)
Hearst-Argyle Television(2)	*Intercontinental Hotels(2)	KeyCorp
Henkel of America(2)	International Data(2)	Kimberly-Clark
Henry Ford Health Systems(2)	*International Flavors & Fragrances	*Kimco Realty(2)
Henry Schein(1)	*International Game Technology	Kindred Healthcare
*Hercules(1)	International Paper	*Kinross Gold(2)
*Herman Miller	Interstate Bakeries(1)	King Pharmaceuticals(1)
Hershey	Invensys Controls	Kiplinger
Hertz	Invensys Process Systems(2)	*KLA-Tencor
Hess	Invitrogen(1)	Knight
Hewlett-Packard(1)	ION Geophysical(1)	Koch Industries
Hexion Specialty Chemicals	*Iron Mountain(1)	Kohler
Hitachi Data Systems(2)	*Irvine Company	Kohl’s

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

KPMG(2)	McDermott	Nash-Finch(1)
Kroger(1)	McDonald’s	National CineMedia(1)
*L.L. Bean	McGraw-Hill(1)	National Geographic Society(1)
L-3 Communications	McKesson	National Renewable Energy
Lafarge North America	*MDS Pharma Services(1)	Laboratory
Land O’Lakes	MDU Resources	*National Semiconductor(1)
Leggett and Platt	MeadWestvaco	National Starch & Chemical(1)
Lenovo	Medco Health Solutions	Nationwide
Level 3 Communications	*Media General	Navistar International
Levi Strauss(1)	Media Tec Publishing(2)	Navy Federal Credit Union(2)
LexisNexis(1)	MedImmune(2)	NBC Universal(2)
Lexmark International	Medtronic	NCCI Holdings
LG Electronics USA(1)	Mellon Financial(1)	NCR
Liberty Mutual	Meister Media Worldwide(2)	Neoris USA
Life Technologies(2)	Merck	Nestle USA
*Life Touch(2)	Meredith(2)	New York Life
Limited	Mercury Insurance(1)	New York Power Authority
Lincoln Financial	MessageLabs(1)	*New York Times
Lockheed Martin	*Metavante Technologies	New York University(2)
Loews	MetLife	Newmont Milling(2)
Logitech(1)	*MetroPCS Communications	NewPage(2)
LOMA	MGE Energy	Nicor
Longs Drug Stores(1)	Micron Technology(1)	NIKE
Lord(1)	Microsoft	Nokia
Lorillard Tobacco	Midwest Independent Transmission	*Noranda Aluminum
Lower Colorado River Authority	System Operator(2)	Norfolk Southern
Luck Stone(1)	Millennium Pharmaceuticals	Nortel Networks(1)
M&T Bank	*Millipore	Northeast Utilities
*Magellan Midstream Partners	*Mine Safety Applinces(2)	Northern Trust(2)
*Makino(1)	Mirant Corporation	Northrop Grumman(1)
Marathon Oil	MOL America(1)	NorthWestern Energy
Marriott International	Molson Coors Brewing	Northwestern Mutual
Marsh(1)	*Monaco Coach(1)	Novartis(2)
Marshall & Ilsley	MoneyGram International	Novartis Consumer Health
*Martin Marietta Materials	Monsanto(1)	*Novell(2)
*Mary Kay	Morgan Murphy Stations—WISC	Novartis Pharmaceuticals(1)
Masco	Mosaic(2)	Novo Nordisk Pharmaceuticals
Massachusetts Mutual	Motorola	Novus Print Media Network(1)
MasterCard(1)	*MSC Industrial Direct(2)	NRG Energy
Mattel	Mountain America(1)	NSTAR
Matthews International(2)	*Mueller Water Products(1)	NuStar Energy(2)
Mazda North America Operations(1)	Munich Re America	NV Energy(2)
*McClatchy	Nalco(1)	NW Natural

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

NXP Semi-Conductor	PJM Interconnection	*Regal-Beloit(2)
Nycomed US	PlainsCapital(2)	Regency Energy Partners LP(2)
*Nypro	*Plexus	Regions Financial
Oak Ridge National Laboratory(1)	Plymouth Rock Assurance(1)	Reliant Energy(2)
Occidental Petroleum	PMC-Sierra(1)	Reliant Resources(1)
Office Depot(2)	PMI Group	Research in Motion(2)
OGE Energy	PNC Financial Services	*Revlon(1)
Oglethorpe Power(2)	PNM Resources	Reynolds American(1)
Omaha Public Power	*Polaris Industries(2)	*RF Micro Devices
*Omnova Solutions	Polymer Group(2)	RGA Reinsurance Group of America
OneBeacon Insurance	*PolyOne	*Rich Products(1)
Open Text(1)	Popular(1)	Rio Tinto
Optos North America(1)	Portland General Electric	Robb Report(2)
Orange Business Services(2)	Potash	Robert Bosch(1)
Oshkosh Truck	PPG Industries	Roche Diagnostics
Otter Tail	PPL	Roche Palo Alto(1)
Owens Corning	Praxair	Rockwell Automation
Owens-Illinois	Principal Financial	Rockwell Collins
Pacific Gas & Electric	Pro-Build Holdings(1)	Rohm and Haas(1)
Pacific Life	Progress Energy	Rolls-Royce North America
PacifiCorp(1)	Progressive	Ryder System(1)
Panasonic of North America	Providence Health System	S.C. Johnson
*Papa John’s(2)	Prudential Financial	*Safety-Kleen Systems
*Parametric Technology(2)	Public Service Enterprise Group	SAIC
Parker Hannifin	Puget Energy	Salt River Project
Parsons	Pulte Homes	Sanmina—SCI(2)
Pearson Education	*Purdue Pharma	Sanofi Pasteur
People’s Bank	QUALCOMM	Sanofi-Aventis
Pepco Holdings	Quest Diagnostics(2)	Sara Lee
PepsiAmericas(1)	Quebecor World—US(1)	Sarkes Tarzian—KTVN
PepsiCo	*Quintiles	Sarkes Tarzian—WRCB
*Perot Systems(2)	Qwest Communications	*SAS Institute
*PerkinElmer(1)	*R.H. Donnelley(2)	Savannah River Nuclear Solutions(2)
PetSmart	R.R. Donnelley	SCA Americas
Pfizer	*Ralcorp Holdings	SCANA
Phillips Healthcare(2)	Raley’s Superstores(1)	Schering-Plough
Phillips-Van Heusen	*Rayonier	Schlumberger
Phoenix Companies	Raytheon(2)	Schneider Electric
PhRMA(2)	RBC Dain Rauscher	Scholastic(1)
Pinnacle West Capital	*Reader’s Digest	School Specialty(2)
Pioneer Hi-Bred International(2)	Reed Business Information	*Schreiber Foods
Pitney Bowes	Reed Elsevier(1)	Schurz— KYTV
Pittsburgh Corning(2)	Reed Exhibitions	Schurz—WDBJ(2)

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

Schurz—WAGT(1)	Staples	Textron
*Schwan’s	Starbucks	*Thomas & Betts
*Scotts Miracle-Gro(1)	Starwood Hotels & Resorts	Thomas Publishing(2)
Scripps Networks Interactive(2)	State Farm Insurance	Thomson Reuters Markets Division
Seagate Technology	State Street	Americas(1)
Sealed Air	*Steelcase	3M
Securian Financial Group	Sterling Bancshares	Thrivent Financial for Lutherans
Securitas Security Services USA	*Stewart & Stevenson(1)	TIAA-CREF
Security Benefit Group(2)	STP Nuclear Operating	Time(2)
Sempra Energy	String Letter Publishing(2)	Time Warner
SENCORP(1)	SUEZ Energy North America(1)	Time Warner Cable
*Sensata Technologies	Summit Business Media(2)	*Timex
7-Eleven(1)	Sun Life Financial	T-Mobile
SES Global(1)	Sun Microsystems(2)	*Toro
Shaw Industries(1)	Sunbeam Television—WHDH(1)	Trane(1)
Siemens	*Sundt Construction(2)	TransCanada
*Sigma-Aldrich(1)	SunGard Data Systems(1)	TransUnion
Sinclair Broadcast Group	Sunoco	Travelers
*Sirius Satellite Radio(1)	SunTrust Bank	Travelport(1)
Sirius XM Radio(2)	SuperValu Stores(1)	Tribune
SLM	SVB Financial(1)	TUI Travel(2)
*Smith & Nephew(1)	Swift Newspapers(1)	*Tupperware
Smith’s Detection(1)	Sybron Dental Specialties(1)	Twin Cities Public Television—TPT
Smurfit-Stone Container	Syngenta Crop Protection(1)	Tyco Electronics
Sodexo	Synovus(1)	U.S. Bancorp
Solvay Pharmaceuticals(1)	Takeda Pharmaceutical(1)	U.S. Foodservice
Sonoco Products	Targa Resources(1)	UC4 Software(2)
Sony Corporation of America	Target	UCB(1)
Sony Ericcson Mobile	Taubman Centers	UIL Holdings
Communications(1)	Taunton Press(2)	Ulticom(1)
South Financial Group	Taylor-Wharton International(2)	*Underwriters Laboratories(1)
Southern Company Services	TD Banknorth	Unifi(1)
Southern Union Company(2)	TECO Energy(2)	Unilever United States
Southwest Airlines(2)	*TeleTech Holdings	Union Bank of California
Southwest Power Pool(2)	*Tellabs	Union Pacific
Sovereign Bancorp	Temple-Inland	*Uni-Select USA(1)
Spectra Energy	Tenet Healthcare	Unisource Energy
Spirit AeroSystems(1)	Tennessee Valley Authority(1)	Unisys
*Springs Global US(1)	*Teradata	United Airlines
Sprint Nextel	Terex	*United Rentals
SPX(2)	*Terra Industries	United States Cellular
Stanford University	Tesoro	United States Enrichment(2)
*Stantec	Texas Instruments(1)	United States Steel(2)

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

Companies Included in Towers Watson Fiscal 2010 Executive Compensation Analysis

General Industry Executive Compensation Survey Companies

United Technologies	Visteon	Westinghouse Electric
United Water(2)	Volvo Group North America	Weyerhaeuser(2)
United Water Resources(1)	Voyager Learning Company(1)	Whirlpool
UnitedHealth	Vulcan	Whole Foods Market
Unitil	*Vulcan Materials	Williams Companies
Univar(2)	VWR International(2)	Williams-Sonoma(2)
*Universal Studios Orlando	*W. R. Grace(2)	Winn-Dixie Stores(2)
University of Texas—M.D.	W. W. Grainger(2)	Wisconsin Energy
Anderson Cancer Center	Wachovia	Wm. Wrigley Jr.
Univision Communications(1)	Wackenhut Services(1)	Wolters Kluwer US
Unum Group	Walt Disney	WPP(2)
US Airways(2)	Warnaco	Wray Edwin—KTBS
USAA	Washington Mutual(1)	Wyeth(1)
USG	Washington Savannah River(1)	Wyeth Pharmaceuticals(2)
Valero Energy	Waste Management	Wyndham Worldwide
Vanguard(1)	*Watson Pharmaceuticals(2)	Xcel Energy
Verizon	Webster Bank	Xerox
Vertex Pharmaceuticals(2)	Wellcare Health Plans	Yahoo!
VF(2)	Wellpoint	Young Broadcasting—KFLY(2)
Viacom	Wells Fargo	Young Broadcasting—KRON
*Viad(2)	Wendy’s/Arby’s Group(2)	Yum! Brands
*Virgin Mobile USA	*Wendy’s International(1)	*Zale
Visa USA	Westar Energy	Zimmer Holdings(1)
Visiting Nurse Service	Western Digital	Zurich North America
*Vistar(1)	Western Union(2)

*	Company (or one of its subsidiaries) belongs to the subset of survey participants with global corporate revenue of between $1 billion and $3 billion
(1)	Included in 2008 survey only
(2)	Included in 2009 survey only

002-CS1A939

Tidewater Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold

01—M. Jay Allison 02—James C. Day 03—Richard T. du Moulin

04—Morris E. Foster 05—J. Wayne Leonard 06—Jon C. Madonna

07—Joseph H. Netherland 08—Richard A. Pattarozzi 09—Nicholas J. Sutton

10—Cindy B. Taylor 11—Dean E. Taylor 12—Jack E. Thompson

2. Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.

For Against Abstain

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or other representative capacity, please indicate title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1	U P X 0 2 5 1 2 4 2

<STOCK#> 016U3B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and D. Clayton Cambre as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 22, 2010, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE